UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Crown Holdings, Inc.
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Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS
________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (“Company”) will be held at the headquarters of the Company’s Mexican subsidiary Fábricas Monterrey, S.A. de C.V., located at Ave. Alfonso Reyes 2239 Nte., Col. 15 de Mayo, Monterrey, N.L., Mexico, on the 23rd day of April 2015 at 9:00 a.m. local time to elect Directors, to ratify the appointment of independent auditors for the fiscal year ending December 31, 2015, to conduct a non-binding say-on-pay advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement, to approve the 2015 Annual Incentive Bonus Plan and to transact such other business as may properly come before the Annual Meeting.

Only Shareholders of Common Stock of record as of the close of business on March 3, 2015 will be entitled to vote.

By Order of the Board of Directors

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania
March 16, 2015

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 23, 2015:

The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders are available at
http://www.crowncork.com/investors/proxy-online

Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

PROXY STATEMENT
2015 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING

Why am I receiving these materials?

The Company is providing you this Proxy Statement, the accompanying Proxy Card and a copy of our Annual Report for the year ended December 31, 2014, containing audited financial statements, in connection with our Annual Meeting of Shareholders or any adjournments or postponements of the Annual Meeting.  The Meeting will be held on April 23, 2015 at 9:00 a.m. local time at the headquarters of the Company’s Mexican subsidiary Fábricas Monterrey, S.A. de C.V., located at Ave. Alfonso Reyes 2239 Nte., Col. 15 de Mayo, Monterrey, N.L., Mexico.  As a Shareholder of the Company, you are cordially invited to attend the Annual Meeting and are entitled and requested to vote on the matters described in this Proxy Statement.  The accompanying Proxy is solicited on behalf of the Board of Directors of the Company. We are mailing this Proxy Statement and the accompanying Proxy Card and Annual Report to our Shareholders on or about March 16, 2015.

What is a Proxy?

A Proxy is your legal designation of another person to vote the shares that you own in accordance with your instructions.  The person you appoint to vote your shares is also called a Proxy.  On the Proxy Card you will find the names of the persons designated by the Company to act as Proxies to vote your shares at the Annual Meeting.  The Board is asking you to allow any of the persons named as Proxies on the Proxy Card (all of whom are Officers of the Company) to vote your shares at the Annual Meeting.  The Proxies must vote your shares in the manner you instruct.

Who is entitled to vote?

Only Shareholders as of the close of business on March 3, 2015 (“Record Date”) are entitled to receive notice of, to attend and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  Each Shareholder has one vote per share on all matters to be voted on.  As of the Record Date, there were 139,181,151 shares of Common Stock outstanding.

What is the difference between holding shares as a Shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s stock transfer agent, you are considered the Shareholder of record with respect to those shares.

If your shares are held in an account at a brokerage firm, bank or trust as custodian on your behalf, you are considered the beneficial owner of these shares.  Your shares are registered on the Company’s books in the name of the brokerage firm, bank or trust, or their nominee.  Shares held in this manner are commonly referred to as being held in “street name.”  As the beneficial owner of the shares, you have the right to direct your broker, bank or trustee how to vote your shares by using the vote instruction card sent to you along with this Proxy Statement.  You also are invited to attend the Annual Meeting. However, because a beneficial owner is not the Shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or trust giving you the right to vote the shares at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Shareholders will vote on four proposals at the Annual Meeting:

•	The election of Directors

•	The ratification of the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2015

•	A non-binding say-on-pay advisory vote on the compensation of the Named Executive Officers as disclosed in this Proxy Statement

•	The approval of the 2015 Annual Incentive Bonus Plan

The Company also will consider any other business that properly comes before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

•	“FOR” each of the nominees for election to the Board

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2015

•	“FOR” the approval of the non-binding advisory resolution on the compensation of the Named Executive Officers as disclosed in this Proxy Statement

•	“FOR” the approval of the 2015 Annual Incentive Bonus Plan

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a Proxy to the persons named on the Proxy Card, they will have the discretion to vote your shares in their best judgment with respect to any additional matters properly brought before the Annual Meeting in accordance with Pennsylvania law and the Company’s By-Laws.  Moreover, if for any reason any of our nominees is not available as a candidate for Director, the persons named as Proxies will vote the Proxies for any other candidate who may be nominated by the Board.

How do I vote my shares?

You may vote your shares by Proxy or in person.  You may vote by Proxy by:

•	telephone, using the toll-free number listed on your Proxy Card or vote instruction card or

•	the Internet, at the web address provided on the cover page of this Proxy Statement or on your Proxy Card or vote instruction card or

•
marking, signing, dating and mailing your Proxy Card or vote instruction card and returning it in the envelope provided. If you return your signed Proxy Card or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR Proposals 1 through 4.

You may also vote in person at the Annual Meeting if you are a Shareholder of record.  If a brokerage firm, bank or trust holds your shares in street name, you must obtain a legal proxy from that firm before you can vote the shares in person at the Annual Meeting.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Central Time, April 22, 2015.

Will my shares be voted if I do not provide my Proxy?

It depends on whether your shares are registered directly in your own name or are held on your behalf in street name by a brokerage firm, bank or trust.  If you are a registered Shareholder holding your shares directly in your own name, your shares will not be voted unless you provide a Proxy or vote in person at the Annual Meeting.  In the case of shares held in street name, brokerage firms generally have the authority to vote their clients’ unvoted shares in their discretion on certain routine matters.  For example, if your shares are held in the name of a brokerage firm and you do not provide voting instructions, that firm can vote your shares with respect to the ratification of the appointment of independent auditors, as this matter is considered routine under the applicable New York Stock Exchange (“NYSE”) rules.  All other matters to be voted on at this year’s Annual Meeting are not considered routine, and your broker cannot vote your shares on those matters without your instruction.

The Company urges you to instruct your broker, bank or trust on how to vote your shares.

What are “broker non-votes”?

A broker non-vote occurs when a brokerage firm holding shares for a beneficial owner does not vote on a particular proposal because the beneficial owner has not given voting instructions to the broker. The NYSE rules, to which brokers are subject, direct that certain matters submitted to a vote of shareholders are “routine” items and generally permit brokers to vote on these “routine” matters in their discretion on behalf of beneficial owners who have not furnished voting instructions. Brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner.  To the extent that they have not received voting instructions when voting their clients’ shares with respect to routine proposals, brokers report their clients’ shares as “non-votes” with respect to such non-routine matters. Under current NYSE rules, only Proposal 2 (ratification of auditors) in this Proxy Statement is a “routine” item.

What constitutes a quorum?

The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business at the Annual Meeting.  WITHHOLD votes with respect to Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum. Under Pennsylvania law and the Company’s By-Laws, abstentions and broker non-votes are not considered to be “votes cast” and, therefore, although counted for purposes of determining a quorum, will not be given effect either as FOR or WITHHOLD/AGAINST votes.

What vote is needed for the election of Directors, and is there a Majority Vote policy?

With regard to Proposal 1, Shareholders may vote FOR or WITHHOLD with respect to the election of Directors.  Directors are elected by a plurality of the votes cast, in person or by Proxy, subject to the Company’s majority vote By-Law described below.  The Company’s By-Laws set forth the procedures if a Director nominee does not receive at least a majority of votes cast in an uncontested election of Directors where a quorum is present.  In an uncontested election, an incumbent Director nominee who receives the support of less than a majority of the votes cast at an Annual Meeting, although deemed to have been elected to the Board by plurality vote, must promptly tender his or her resignation to the Board.  In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board by plurality vote and to have immediately resigned.

For this purpose, “majority of votes cast” means the number of shares voted FOR a Director’s election exceeds 50% of the number of votes cast with respect to the Director’s election.  “Votes cast” includes only FOR and WITHHOLD votes.  Under Pennsylvania law and the Company’s By-Laws, abstentions and broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as FOR or WITHHOLD votes.

The Nominating and Corporate Governance Committee will evaluate the tendered resignation of an incumbent Director who does not receive a majority vote in an uncontested election and make a recommendation to the Board as to whether the resignation should be accepted.  The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of certification of election results.  If the Board does not accept the incumbent’s resignation, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until such Director’s earlier death, resignation or removal.  If the Board accepts the Director’s resignation, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to the Company’s By-Laws.  The Company believes this policy reflects the Company’s dedication to maintaining the highest quality corporate governance practices and commitment to addressing Shareholder concerns.

To be eligible to stand for election, each nominee who agrees to be nominated must agree, in writing, to be bound by the resignation provisions in the event the nominee does not receive a majority of the votes cast in an uncontested election.

What vote is needed to approve all other proposals?

All other proposals to be submitted to the Shareholders at the Annual Meeting require a FOR vote of a majority of the votes cast, in person or by Proxy, in order to be approved.

Proposal 2 (ratification of auditors) is a “routine” matter under NYSE rules, and brokers may vote in their discretion on behalf of clients who have not furnished voting instructions.  Abstentions will not be treated as votes cast and will have no effect on the outcome of the vote on this proposal.

Proposals 3 and 4 (the non-binding advisory vote on executive compensation and the approval of the 2015 Annual Incentive Bonus Plan) are “non-routine” matters under NYSE rules, and brokers may not vote on these proposals without receiving instructions from the beneficial owners of the shares.  Broker non-votes will not be considered as votes cast and will have no effect on the outcome of the votes on these proposals.  Abstentions likewise will not be treated as votes cast for purposes of these proposals and will have no effect on the outcome of the votes.

Can I change or revoke my vote after I have delivered my Proxy?

Yes. If you are a Shareholder of record, prior to the Annual Meeting you may change your vote by submitting a later-dated Proxy in one of the manners authorized and described in this Proxy Statement (by Proxy Card or via the Internet or by telephone). You may also give a written notice of revocation to our Secretary, so long as it is delivered to our Secretary at our principal executive offices prior to the beginning of the Annual Meeting, or given to our Secretary at the Annual Meeting prior to the time your Proxy is voted at the Annual Meeting. You also may revoke any Proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot.  If you hold your shares through a brokerage firm, bank or trust, please follow the instructions provided by such institution as to how you may change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only Company employees and Shareholders as of the March 3, 2015 Record Date may attend the Annual Meeting.  If you hold your shares through a brokerage firm, bank or trust, to be admitted to the Annual Meeting you will need proof of beneficial ownership satisfactory to the Company in the form of a statement from the brokerage firm, bank or trust or a legal proxy from that institution, showing you as a beneficial owner of Company shares or as the sole legal proxy of a beneficial owner.  You will not be allowed to bring cell phones or any other video or audio recording devices, large bags, briefcases or packages into the Annual Meeting.  All Annual Meeting attendees may be asked to present a valid, government-issued photo identification, such as a driver’s license or passport, before entering the Annual Meeting.  Attendees will be subject to security inspections and will be required to comply with other security and procedural measures in place at the Annual Meeting.

Representatives of the Company will be at the entrance to the Annual Meeting, and these representatives will be authorized on the Company’s behalf to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the Annual Meeting.

Where can I find voting results of the Annual Meeting?

The Company will announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the date of the Annual Meeting.

Who conducts the Proxy solicitation, and how much will it cost?

The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation.  Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, facsimile or in person without any extra compensation.  The Company bears the cost of soliciting Proxies.

What is the deadline for proposals for consideration or for nominations of individuals to serve as Directors at the 2016 Annual Meeting of Shareholders?

In order to be considered for inclusion in the Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at that meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154 not later than November 17, 2015.

In addition, the Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given to the Company and who is entitled to vote at an annual meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination.  To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 120 days (which, with respect to the 2016 Annual Meeting, is November 17, 2015) nor more than 150 days (which, with respect to the 2016 Annual Meeting, is October 18, 2015) prior to the first anniversary of the date on which the Company’s Proxy Statement for its previous Annual Meeting of Shareholders was first released to Shareholders.  The notice must describe various matters regarding the nominee or proposed business.  Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Secretary.

How can I access the Proxy materials over the Internet?

The Company has made available copies of the following materials at the Company’s website at:

http://www.crowncork.com/investors/proxy-online

•	this Proxy Statement
•	the Proxy Card relating to the Annual Meeting of Shareholders
•	the Annual Report to Shareholders

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card and the Annual Report to Shareholders, is not part of the Proxy soliciting materials.

Whom should I contact to obtain a copy of the Annual Report on Form 10-K?

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with the SEC on March 2, 2015.  Any shareholder can obtain a copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, without charge.  Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154.

PROPOSAL 1: ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected.  None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve.  In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be nominated by the Board of Directors.

The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors.  The Board of Directors has fixed the number of Directors at 11.  It is intended that the Proxies will be voted for the election of the 11 nominees named below as Directors, and no more than 11 will be nominated by the Company.

The names of the nominees and information concerning them and their associations as of March 3, 2015, as furnished by the nominees, follow.  The principal occupations and the directorships stated below include the nominees’ occupations and directorships with any U.S. publicly traded companies or registered investment companies during the last five years.

The Board of Directors Recommends that Shareholders Vote FOR
Election of Each of the Nominees Named Below.

Name	Age	Principal Occupation	Year Became Director

Jenne K. Britell, Ph.D. (b)	72	Former Senior Managing Director of Brock Capital Group; former Chairman and Chief Executive Officer of Structured Ventures and former Executive Officer of several General Electric financial services companies; also Chairman of United Rentals and a Director of Quest Diagnostics	2000

John W. Conway (a)	69	Chairman of the Board and Chief Executive Officer of the Company; also a Director of PPL Corporation	1997

Arnold W. Donald (c)	60	President, Chief Executive Officer and Director of Carnival Corporation; former President and Chief Executive Officer of The Executive Leadership Council; also a Director of Bank of America Corporation and a former director of The Laclede Group and Oil-Dri Corporation of America	1999

Name	Age	Principal Occupation	Year Became Director

William G. Little (a) (c) (d)	72	Former Chairman and Chief Executive Officer of West Pharmaceutical Services	2003
Hans J. Löliger (c) (d)	72	Vice Chairman of Winter Group; former Chief Executive Officer of SICPA Group	2001
James H. Miller (d)	66	Former Chairman and Chief Executive Officer of PPL Corporation; also a Director of Rayonier Advanced Materials, AES Corporation and Chicago Bridge & Iron Company and a former Director of Lehigh Gas Partners	2010

Josef M. Müller (b)	67	President of Swiss Association of Branded Consumer Goods ‘PROMARCA’; former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	2011
Thomas A. Ralph (a) (b) (d)	74	Retired Partner, Dechert	1998

Caesar F. Sweitzer (b)	64	Former Senior Advisor and Managing Director of Citigroup Global Markets	2014
Jim L. Turner (c)	69	Principal of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also a Director of Dean Foods and Comstock Resources	2005

William S. Urkiel (b)	69	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Roadrunner Transportation Systems	2004

(a) Member of the Executive Committee	(c)Member of the Compensation Committee
(b) Member of the Audit Committee	(d)Member of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Nominating and Corporate Governance Committee assesses each potential nominee’s overall mix of experiences, qualifications, perspectives, talents, education and skills as well as each potential nominee’s ability to contribute to the Board and to enhance the Board’s decision-making process.  Independence is a key factor when considering the Director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process.  For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see “Corporate Governance – Nominating and Corporate Governance Committee.”  The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board.  In addition, each of the nominees has exhibited, during his or her prior service as a Director, the ability to operate cohesively with the other members of the Board and to challenge and question management in a constructive way.

The Board believes, moreover, that each nominee brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas.  These areas include organizational leadership and corporate governance; finance; management in the packaging, food and beverage and other relevant industries; and international business and markets. The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.

Jenne Britell. Dr. Britell brings to the Board a comprehensive understanding of U.S. and foreign business and regulatory matters gained through her experience as an executive officer of multi-national financial services companies and as the CEO of a private company advising private equity and venture capital firms and other financial institutions.  Dr. Britell’s experience in finance also qualifies her as an “audit committee financial expert” within the meaning of SEC regulations, and she chairs the Audit Committee.  In addition, Dr. Britell chairs the board of another public company traded on the NYSE and serves, or has recently served, on the boards of directors and audit committees of a number of other publicly traded companies.

John Conway.  Mr. Conway has served as the Chairman of the Board and the CEO of the Company for over 14 years, as a member of the Board since 1997 and in other positions, both domestic and international, with the Company and its predecessors for over 40 years.  He gives the Board seasoned leadership and an in-depth knowledge of the Company, especially its international business.  Mr. Conway also serves as lead director of another publicly traded company.

Arnold Donald. Mr. Donald brings to the Board leadership and other senior management experience and a deep understanding of the food industry from his prior role as chairman and CEO of a food industry company.  In addition, Mr. Donald has broad experience in corporate governance as a CEO and director, past and present, of a number of other NYSE-listed companies in various industries.

William Little. Mr. Little brings to the Board a deep knowledge of the global packaging business.  Mr. Little gained extensive international experience as the chairman and CEO for over 12 years of a NYSE-listed international pharmaceutical packaging company.  Mr. Little also has significant experience in corporate officer positions in the European and Asia-Pacific regions.  He formerly served on the board of another publicly traded packaging company supplying the food and beverage industries.

Hans Löliger. Mr. Löliger’s experience as president of a global packaging company and CEO of a global provider of security inks and integrated security solutions brings to the Board a seasoned understanding of global business and positioning.  Mr. Löliger, a European national, serves as vice chairman and director of several non-U.S. companies, giving the Board, the Nominating and Corporate Governance Committee and the Compensation Committee a distinct viewpoint on corporate governance and executive compensation.

James Miller. Mr. Miller brings to the Board leadership and other senior management experience, both domestic and international, from his role as former chairman and CEO of an international energy and utility holding company.  Mr. Miller also brings to the Board significant safety and environmental and governmental relations and regulatory agency experience by virtue of his responsibilities at this highly regulated utility company.

Josef Müller. Mr. Müller, a European national, has over 35 years of senior management experience at a global food and beverage company, including as the CEO of that company’s greater China region, a region of importance for the Company.  Mr. Müller brings to the Board significant emerging market business development and management experience as well as a significant knowledge of accounting and financial matters that makes him a valuable member of the Audit Committee.

Thomas Ralph. Mr. Ralph has a broad background in legal and corporate governance matters.  He served as a partner, both in the U.S. and in Europe, of an international law firm for over 30 years, where his practice encompassed a broad range of international and domestic corporate matters, including acquisitions, divestitures, corporate finance and securities.  Mr. Ralph brings to his position as Chairperson of the Nominating and Corporate Governance Committee and Presiding Director of the Board a wide-ranging understanding of corporate governance.  Mr. Ralph also has significant finance and accounting experience and serves on the Audit Committee.

Caesar Sweitzer.  Mr. Sweitzer spent over 35 years in finance, primarily as an investment banker focusing on industrial companies.  Mr. Sweitzer brings to the Board significant knowledge of the global packaging industry as well as finance and investment matters, such as acquisitions, dispositions and corporate finance.  Mr. Sweitzer’s experience makes him a valuable member of the Audit Committee.

Jim Turner. Mr. Turner’s extensive experience in the soft drink industry, and in particular his experience as owner and CEO of the largest independent soft drink bottler in the U.S., gives the Board deep insight into the industry of many of the Company’s significant customers.  Mr. Turner has valuable experience in business development, finance and mergers and acquisitions.  Mr. Turner also serves as a director of a NYSE-listed food and beverage company.

William Urkiel. Mr. Urkiel’s experience as chief financial officer of a NYSE-listed provider of innovative document management systems and services brings to the Board both leadership skills and comprehensive knowledge of accounting, finance and corporate governance matters.  Mr. Urkiel’s accounting and finance experience qualify him as an “audit committee financial expert” within the meaning of SEC regulations, and he serves on the Audit Committee.  Mr. Urkiel also serves as director of another NYSE-listed company.

Ten of the eleven nominees for re-election named above have been determined by the Board to be independent under the listing standards of the NYSE.  See “Corporate Governance – Director Independence.”  The Nominating and Corporate Governance Committee believes that all eleven nominees are independent of the influence of any particular Shareholder or group of Shareholders whose interests may diverge from the interests of the Company’s Shareholders as a whole.

DIRECTOR COMPENSATION

The following table lists 2014 Director compensation for all Non-Employee Directors who served as Directors in 2014. Compensation for Mr. Conway, the Company’s Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section below.  Mr. Conway did not earn additional compensation for his service as Director or for his service as Chairman.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Jenne Britell	$120,000	$110,000	$230,000
Arnold Donald	107,000	110,000	217,000
William Little	114,000	110,000	224,000
Hans Löliger	127,000	110,000	237,000
James Miller	107,000	110,000	217,000
Josef Müller	110,000	110,000	220,000
Thomas Ralph	140,000	110,000	250,000
Hugues du Rouret (3)	52,500	27,500	80,000
Caesar Sweitzer	110,000	82,500	192,500
Jim Turner	107,000	110,000	217,000
William Urkiel	110,000	110,000	220,000
(1)
Each Director may defer receipt of all, or any part, of his or her cash compensation until termination of service as a Director.  Mr. Ralph deferred receipt of $70,000 of his cash-based compensation in 2014.  At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years after departure from the Board and are credited with interest at the prime rate until distributed.

(2)
The annual grant of Company Common Stock for 2014 consisted of $110,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis.  The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

(3)	Because he reached the mandatory retirement age for Directors of the Company, Mr. du Rouret did not stand for re-election to the Board at the Company’s 2014 Annual Meeting of Shareholders.

Directors who are also employees of the Company receive no additional compensation for service as Directors.  In 2015, Directors who are not employees of the Company will receive annual cash base fees, grants of Company Common Stock and cash committee fees in the amounts set forth as follows.

Annual Cash Base Fee	$100,000
Annual Equity Grant	120,000	(1)
Supplemental Annual Cash Committee Fees:
•Audit Committee - Chairperson	20,000
•Audit Committee - Other Members	10,000
•Compensation Committee and Nominating and Corporate Governance Committee - Chairperson	20,000
•Compensation Committee and Nominating and Corporate Governance Committee - Other Members	7,000
Annual Presiding Director Fee	20,000	(2)
(1) Increased from $110,000 effective April 1, 2015 (2) Increased from $10,000 effective April 1, 2015

Directors do not receive any additional fees for their service on the Executive Committee.  There are no Board or committee meeting attendance fees.  Directors are reimbursed by the Company for travel and related expenses they incur in connection with their service on the Board and its committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2014, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 3, 2015, the number of shares of Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)
Massachusetts Financial Services Company (2) 111 Huntington Avenue Boston, MA 02199	11,821,939	8.5%
BlackRock, Inc. and its affiliates (3) 55 East 52nd Street New York, NY 10022	9,339,360	6.7%
Boston Partners (4) One Beacon Street Boston, MA 02108	9,195,934	6.6%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	8,511,133	6.1%
JPMorgan Chase & Co. (6) 270 Park Avenue New York, NY 10017	8,157,594	5.9%
Janus Capital Management LLC (7) 151 Detroit Street Denver, CO 80206	7,250,380	5.2%

(1)	Percentages are derived based upon 139,181,151 shares of Common Stock outstanding as of March 3, 2015.

(2)
Massachusetts Financial Services Company, an investment advisor, reported that it may be deemed to be the beneficial owner of 11,821,939 shares of the Company’s Common Stock.  Massachusetts Financial Services Company reported that it had sole dispositive power with respect to 11,821,939 shares, including 10,819,427 shares for which it had sole voting power.

(3)
BlackRock, Inc., a parent holding company, reported that it may be deemed to be the beneficial owner of 9,339,360 shares of the Company’s Common Stock.  BlackRock, Inc. reported that it had sole dispositive power with respect to 9,339,360 shares, including 8,717,841 shares for which it had sole voting power.

(4)
Boston Partners, an investment advisor, reported that it may be deemed to be the beneficial owner of 9,195,934 shares of the Company’s Common Stock.  Boston Partners reported that it had sole dispositive power with respect to 9,195,934 shares, including 7,964,234 shares for which it had sole voting power and 20,980 shares for which it had shared voting power.

(5)
The Vanguard Group, an investment advisor, reported that it may be deemed to be the beneficial owner of 8,511,133 shares of the Company’s Common Stock.  The Vanguard Group reported that it had sole dispositive power with respect to 8,394,658 shares, including 133,875 shares for which it had sole voting power, and shared dispositive power with respect to 116,475 shares.

(6)
JPMorgan Chase & Co., a parent holding company, reported that it may be deemed to be the beneficial owner of 8,157,594 shares of the Company’s Common Stock.  JPMorgan Chase & Co. reported that it had sole dispositive power with respect to 8,064,117 shares, including 6,679,093 shares for which it had sole voting power and 82,219 shares for which it had shared voting power, and shared dispositive power with respect to 91,593 shares.

(7)
Janus Capital Management LLC, an investment advisor and parent holding company, reported that it may be deemed to be the beneficial owner of 7,250,380 shares of the Company’s Common Stock.  Janus Capital Management LLC reported that it had sole dispositive and sole voting power with respect to 4,219,469 shares and shared dispositive and shared voting power with respect to 3,030,911 shares.

The following table shows, as of March 3, 2015, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2014; and all Directors and Executive Officers as a group.  The Directors and Executive Officers of the Company have sole voting and investment power with respect to the securities of the Company listed in the table below.

Name	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

Jenne Britell	52,368	*
John Conway (2)	1,537,813	1.1%
Timothy Donahue (2)	258,062	*
Arnold Donald (3)	20,907	*
Gerard Gifford (4)	112,028	*
Thomas Kelly (2) (5)	116,134	*
William Little	42,881	*
Hans Löliger	69,000	*
Raymond McGowan	86,161	*
James Miller	11,371	*
Josef Müller	10,684	*
Thomas Ralph	70,707	*
Caesar Sweitzer	2,284	*
Jim Turner	79,095	*
William Urkiel	34,314	*
Directors and Executive
Officers as a Group of 18 (6)	2,660,601	1.9%

* Less than 1%

(1)	Percentages are derived based upon 139,181,151 shares of Common Stock outstanding as of March 3, 2015.
(2)
Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (“Trust Shares”).  Messrs. Conway, Donahue and Kelly are members of the Benefits Plan Investment Committee of the trust that has sole voting and dispositive power with respect to the Trust Shares, but they disclaim beneficial ownership of the Trust Shares.

(3)	Includes 16,708 shares of Common Stock held in a revocable family trust, of which Mr. Donald is trustee.
(4)	Includes 27,000 shares of Common Stock subject to presently exercisable options held by Mr. Gifford.
(5)	Includes 40,000 shares of Common Stock subject to presently exercisable options held by Mr. Kelly.
(6)	Includes 75,000 shares of Common Stock subject to presently exercisable options held by certain Executive Officers (inclusive of those options listed in the preceding footnotes).

CORPORATE GOVERNANCE

Meetings of the Board of Directors.  In 2014, there were six meetings of the Board of Directors.  Each Director during his or her term of service attended at least 75% of the aggregate meetings held by the Board and by the committees on which he or she served.

Attendance at the Annual Meeting.  Under the Company’s Corporate Governance Guidelines, Directors are expected to attend the Company’s Annual Meeting of Shareholders.  In 2014, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence.  The Board has determined that Jenne Britell, Arnold Donald, William Little, Hans Löliger, James Miller, Josef Müller, Thomas Ralph, Caesar Sweitzer, Jim Turner and William Urkiel are independent under the listing standards of the NYSE.  The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards that require a majority of the Board nominees to be Independent Directors.

In making the foregoing determinations, the Board considered Company payments to the following third parties and the Directors’ affiliations with such parties:  For Dr. Britell, Chairman of United Rentals – ordinary course of business equipment rentals at various Company plants and also for Dr. Britell, a director of Quest Diagnostics – routine Company employee medical testing.  For Mr. Donald, a director of Bank of America Corporation – fees for ordinary course treasury management, foreign currency exchange and commodity hedging services and a delay draw term loan provided by Bank of America Corporation, as well as Bank of America Corporation’s participation as one of a number of lenders under the Company’s senior secured revolving credit facility and term loans.  For Mr. Little, employment of his son-in-law by the Company in a middle management position in Europe.   None of these transactions fell within the NYSE listing standards disqualifying criteria.

John Conway is a current Executive Officer of the Company and is therefore not independent.

Board Leadership and Risk Oversight.  Mr. Conway serves as both Chairman of the Board of Directors and Chief Executive Officer of the Company, and Mr. Ralph, as the Chairperson of the Nominating and Corporate Governance Committee, serves as the Presiding Director of the Board and presides over meetings of the executive sessions of the Non-Management Directors.

The Board has carefully considered its leadership structure and believes that the Company and its Shareholders are best served by having Mr. Conway serve as both Chairman of the Board and Chief Executive Officer because of the unified leadership and direction this structure gives the Board as well as its Executive Officers.  This structure is tailored to present a single, clear focus for the execution of the Company’s strategic initiatives and business plans.  In addition, because Mr. Conway manages the day-to-day operations of the Company and is responsible for executing the Company’s business strategy, the Board believes it is most functional and efficient that Mr. Conway presides at the meetings of the Board.  Moreover, the Board believes that its other structural features, including ten Independent Directors among the slate of eleven Directors standing for election at the Company’s Annual Meeting, regular meetings of Non-Management Directors in executive session, key committees consisting wholly of Independent Directors and an Independent Presiding Director, provide for substantial independent oversight of the Company’s management.

The Board is responsible for providing oversight of the Company’s Executive Officers’ responsibilities to assess and manage the Company’s risk, including its credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices.  The Board periodically meets in person with the Executive Officers regarding the Company’s risks and ways to mitigate such risks.  In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

Director Stock Ownership, Pledging and Hedging.  Under the Company’s Corporate Governance Guidelines, after five years of service on the Board, Non-Employee Directors are expected to hold Company Common Stock having a market value of at least five times the cash base annual Director’s fee.  As of March 3, 2015, each Director with five or more years of service on the Board owned the required minimum level of Common Stock.  The Company’s Corporate Governance Guidelines also provide that Directors shall not engage in pledging or hedging transactions relating to Company Common Stock.

Board Committees.  The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The Board has approved written charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee that can be found at http://www.crowncork.com/investors/corporate-governance. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually.

Audit Committee. In 2014, the Audit Committee had nine meetings.  The Audit Committee provides assistance to the Board in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors.  The current members of the Audit Committee are Dr. Britell and Messrs. Müller, Ralph, Sweitzer and Urkiel.  Dr. Britell serves as Chairperson of the Audit Committee.  The Board has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and that Dr. Britell and Mr. Urkiel are “audit committee financial experts” within the meaning of SEC regulations.

Compensation Committee.  In 2014, the Compensation Committee had three meetings.  The Compensation Committee is responsible for the review of the executive compensation program.  The current members of the Compensation Committee are Messrs. Donald, Little, Löliger and Turner, each of whom is independent under the listing standards of the NYSE.  Mr. Löliger serves as Chairperson of the Compensation Committee.  For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  There were two meetings of the Nominating and Corporate Governance Committee in 2014.  The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board and recommending to the Board individuals as Director nominees.  The Committee also oversees the annual self-evaluation of the Board and its committees and the annual evaluation of management by the Board, makes recommendations to the Board regarding the membership of committees of the Board and performs other corporate governance functions.  The current members of the Nominating and Corporate Governance Committee are Messrs. Little, Löliger, Miller and Ralph, each of whom is independent under the listing standards of the NYSE.  Mr. Ralph serves as Chairperson of the Nominating and Corporate Governance Committee.

Consistent with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee seeks Director nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies.  The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service.  In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on  the  Board  are  expected  because  of  retirement  or otherwise  and  whether the Board needs Directors with particular skills or experience.  To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms.  The Committee will also consider candidates properly submitted by Company Shareholders.  Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of each candidate’s qualifications and other relevant characteristics.  The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.  While the Nominating and Corporate Governance Committee does not have a written policy with regard to the consideration of diversity in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board desire to maintain the Board’s diversity and consider factors such as nationality, race and gender as well as professional backgrounds and geographic and industry experiences.  The Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend.  Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders.  However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates.  See “Questions and Answers About the 2015 Annual Meeting” for information on bringing nominations for the Board of Directors at the 2016 Annual Meeting.

Executive Sessions.  Pursuant to the Company’s Corporate Governance Guidelines, the Non-Management Directors of the Company meet periodically at regularly scheduled executive sessions without management Directors.  The Chairperson of the Nominating and Corporate Governance Committee serves as the Presiding Director at such meetings.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to send communications on any topic to the Presiding Director, the Independent Directors or the Board as a whole may do so by writing to the Presiding Director, c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154.  Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Presiding Director, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://www.crowncork.com/investors/corporate-governance.  The Company intends to disclose updates to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Transactions with Related Persons.  The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).  The written Company policy pertaining to related party transactions is included in the Company’s Corporate Governance Guidelines.

Company Website.  The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the Company’s website at http://www.crowncork.com/investors/corporate-governance.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2014 to the Company’s Chief Executive Officer (“CEO”), the Company’s Chief Financial Officer and the other three Executive Officers who were the highest paid during 2014 (collectively, “Named Executive Officers” or “NEOs”).  The names of the Company’s 2014 NEOs and their titles at year-end are:

•	John W. Conway – Chairman of the Board and Chief Executive Officer

•	Thomas A. Kelly – Senior Vice President and Chief Financial Officer

•	Timothy J. Donahue – President and Chief Operating Officer

•	Raymond L. McGowan – President – Americas Division

•	Gerard H. Gifford – President – European Division

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

2014 Say-on-Pay Vote Results.  At our Annual Meeting of Shareholders held in April 2014, we held a non-binding Shareholder say-on-pay vote on the 2013 compensation of our NEOs.  Approximately 97% of the shares voted at last year’s Annual Meeting voted “FOR” our say-on-pay proposal, approving the compensation of our NEOs.  The Compensation Committee (“Committee”) believes the results of the say-on-pay vote show strong support for the performance-based and ownership-oriented compensation philosophy that the Committee has utilized and improvements made to the Company’s executive compensation program in 2013 to address shareholder concerns.  Accordingly, the Committee did not change its general approach to executive compensation in 2014.  Although the advisory Shareholder vote on executive compensation is non-binding, the Committee will continue to take the outcome of this annual vote into consideration when making compensation decisions for our NEOs.

Executive Summary.  The Company’s executive compensation program is designed to motivate our NEOs to create long-term value for our Shareholders and to efficiently use the Company’s invested capital in order to grow our business.  To achieve this objective, our program emphasizes long-term incentives and utilizes equity for the delivery of long-term incentives.  In addition, the Company’s annual incentive plan utilizes “at risk” performance-based compensation incentives focused upon the Company’s strategy of driving free cash flow and long-term growth of the Company’s economic profit, which is driven by efficient utilization of capital, gross profit and cash flow from operations.

Five-Year Cumulative Total Return.  The successful implementation of the Company’s growth strategy has in turn driven the Company’s strong stock performance over the past five years, as indicated in the Comparative Stock Performance Graph below.  The Company’s compounded annual increase in stock price over the five-year period was 14.8%.  The graph compares the cumulative yearly total return on the Company’s Common Stock against the cumulative yearly total return of the S&P 500 Index and the Dow Jones “U.S. Containers & Packaging” Index for the five-year period.

COMPARATIVE STOCK PERFORMANCE (a)
Comparison of Five-Year Cumulative Total Return (b)
Crown Holdings, S&P 500 Index, Dow Jones “U.S. Containers & Packaging” Index (c)

(a)
The Comparative Stock Performance Graph is not deemed filed with the SEC and shall not be incorporated by reference in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

(b)	Assumes that the value of the investment in Crown Holdings Common Stock and each index was $100 on December 31, 2009 and that all dividends were reinvested.

(c)
Industry index is weighted by market capitalization and, as of December 31, 2014, was comprised of Crown Holdings, AptarGroup, Avery Dennison, Ball, Bemis, Berry Plastics, Graphic Packaging, Greif, MeadWestvaco, Owens-Illinois, Packaging Corp. of America, RockTenn, Sealed Air, Silgan and Sonoco.

Pay-for-Performance.  Our executive compensation program is based on our “pay-for-performance” philosophy, as outlined in the following table.

Compensation Element	Basis for Measurement	Alignment with Pay-for-Performance Philosophy
Annual Cash Compensation
Base Salary	Individual performance and contribution based on primary duties and responsibilities and market competitiveness.	Competitive compensation required to attract and retain highly qualified executives.
Annual Incentive Bonus	Economic profit and modified operating cash flow.
Use of economic profit and modified operating cash flow as performance measures drives the Company’s long-term operating performance and is closely correlated with long-term increase in Shareholder value.

Long-Term Equity Compensation
Performance-Based Restricted Stock Awards (approximately two-thirds of total long-term equity compensation)	Total shareholder return relative to industry peer group over three-year period.
Provides incentive to outperform and deliver superior shareholder returns relative to peers.  Denominating grants in the form of Company Common Stock aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

Time-Based Restricted Stock Awards (approximately one-third of total long-term equity compensation)	Market analysis of target compensation for applicable position.	Compensation provided in the form of Company Common Stock aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

At-Risk Compensation.  Consistent with our “pay-for-performance” philosophy, our executive compensation program emphasizes “at risk” compensation and stock ownership. The majority of our NEOs’ total direct compensation is tied to the accomplishment of performance objectives.

The allocation of 2014 total direct compensation for our CEO and for our other NEOs among these various components is set forth in the following graphs that highlight the Company’s emphasis on “at risk” and equity-based compensation.

Recent Program Highlights.  In addition to considering the results of our Shareholders’ annual say-on-pay votes and Shareholder and proxy advisory service feedback, we continually monitor our executive compensation program as to competitiveness with our peer group as described below.  We also monitor our compensation program with respect to best practices, and over the last several years we have taken the following actions:

•	Reduced the benchmarking of our CEO’s compensation from the 75th to the 50th percentile of our peer group.

•
Amended our Economic Profit Incentive Plan (the “EP Plan”) to eliminate carry-forward of economic profit earned but not eligible for inclusion in bonus payment calculations because of the annual cap on bonus payments or the Committee’s discretionary decision not to pay bonuses otherwise earned.

•	Amended our EP Plan to eliminate individual qualitative factors in determining our executives’ bonuses.

•	Amended our CEO’s employment agreement to eliminate his tax gross-up and walk away rights.

•	Revised our anti-pledging and anti-hedging policies to completely prohibit our Officers and Directors from pledging or hedging Company Stock.

•	Eliminated tax gross-up provisions from new executive employment agreements.

•
Established stock ownership guidelines for our NEOs under which our CEO is expected to own Company Common Stock equal in value to six times his annual base salary and the other NEOs are expected to hold Common Stock equal to three times their annual base salaries.

•
Adopted a minimum holding period policy applicable to restricted stock under which the NEOs are required to retain 50% of the after-tax value of any Common Stock received as the result of a restriction lapse for a period of at least two years.

•	Adopted a recoupment or “clawback” policy with respect to the non-equity incentive bonus plan for NEOs.

•	Changed the allocations under the Company’s long-term incentive plan so that the value of the awards of restricted stock is targeted to be two-thirds performance-based and one-third time-based.

•
Utilized tally sheets to review total compensation, the current mix of compensation, issues of internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

•	Eliminated tax gross-up payments in connection with automobile allowances.

Role of the Compensation Committee.  The Committee comprises four Non-Employee Directors, all of whom are independent under the NYSE listing standards.  During 2014, the Committee members were Hans Löliger (Chairperson), Arnold Donald, William Little and Jim Turner.  The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation.  To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program.  The Committee operates under a written charter adopted by the Board of Directors.  A copy of this charter is available on the Company’s website at http://www.crowncork.com/investors/corporate-governance.

Compensation Philosophy and Objectives.  The Committee maintains a “pay-for-performance” philosophy toward executive compensation. One of the guiding principles of this “pay-for-performance” philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders.  To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return.  To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the Company.  In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select container and packaging industry and other manufacturing companies.

The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components.  The Committee believes that a substantial portion of the direct compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance.  Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance-based pay in an effort to more closely align compensation with Shareholder interests and increase executives’ focus on the Company’s long-term performance.  Accordingly, the annual incentive bonus is largely determined by operating metrics that drive long-term growth and Shareholder value, and approximately two-thirds of the value of the restricted stock granted under the Company’s long-term incentive plan is tied to performance of the Company’s total shareholder return versus that of a peer group.

Stock Ownership Guidelines.  Consistent with the Committee’s stock ownership-oriented compensation philosophy and its focus on long-term performance, the Company maintains stock ownership guidelines under which our NEOs are expected to own Company Common Stock with a minimum value equal to the applicable multiple of base salary set forth in the following table.

Stock Ownership Guidelines Applicable to NEOs
Position	Multiple of Base Salary
CEO	6x
All other NEOs	3x

Until the ownership requirement is satisfied, an NEO is required to retain 50% of the after-tax value of any Common Stock received as the result of an option exercise or restriction lapse.  At year-end, all of the NEOs either owned more than the minimum level of Common Stock or were otherwise in compliance with the stock ownership guidelines.

Minimum Post-Vesting Holding Period for Restricted Stock.  The Company also maintains a minimum holding period policy applicable to restricted stock with respect to which the restriction has lapsed.  Under this policy, the NEOs are required to retain 50% of the after-tax value of any Common Stock received as the result of a restriction lapse for a period of at least two years.  An NEO who has already satisfied the stock ownership guideline must still retain 50% of the after-tax value of newly unrestricted shares for at least two years.

Committee Process.  The Committee meets as often as necessary to perform its duties and responsibilities.  During 2014, the Committee met three times.  The Committee usually meets with the CEO and, when appropriate, with other Company Officers and outside advisors.  In addition, the Committee periodically meets in executive session without management present.

Setting of Meeting Agenda.  The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and the Vice President of Human Resources.  Committee members receive and review materials in advance of each meeting.  Depending on the meeting’s agenda, such materials may include: financial reports regarding the Company’s performance, reports on achievement of corporate objectives, reports detailing executives’ stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.

Use of Tally Sheets.  The Committee reviews tally sheets when setting annual compensation for the NEOs.  These tally sheets allow the Committee to review each NEO’s compensation on an aggregate basis and to see how a change in any one component affects each NEO’s total compensation.  For 2014, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, total value of Company stock held by each NEO, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.

Retention of Compensation Consultants.  The Committee’s charter authorizes the Committee, in its sole discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs.  The Committee has sole authority to approve the fees and other retention terms of any such consultant.

Role of Executive Officers in Compensation Decisions.  The Committee makes all decisions regarding the CEO’s compensation.  Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO.  In this regard, the CEO provides the Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels, equity grants and other incentive awards.

Executive Compensation Consultant.  Pursuant to its authority under its charter to retain compensation consultants, the Committee engaged Pay Governance, LLC, an executive compensation consulting firm, to act as its independent advisor with respect to 2014 compensation decisions.

Consultant Independence.  All services provided by Pay Governance to the Committee are conducted under the direction and authority of the Committee, and all work performed by Pay Governance must be pre-approved by the Committee.  Pay Governance does not provide any other services to the Company and does not own any shares of the Company’s stock.  There are no personal or business relationships between the Pay Governance consultants and any executive of the Company.  In addition, there are no personal relationships between the Pay Governance consultants and any member of the Committee.  Pay Governance maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice.

Use of Benchmarking.  In advising the Committee regarding 2014 compensation for our NEOs, Pay Governance developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market.  Competitive levels were developed for the following elements of pay:

•	base salary

•	target annual incentive

•	target total cash compensation (base salary plus target annual incentive)

•	long-term equity incentives

•	target total direct compensation (target total cash compensation plus the value of long-term equity incentives)

Peer Group Composition.  In establishing its benchmarks for each of the NEOs except Mr. Donahue, Pay Governance gathered data for the 18 public companies, or divisions of public companies, defined as the “Peer Group.”  Members of the Peer Group are manufacturing companies of similar scope and are generally from the following three categories: (i) business competitors, (ii) current or potential suppliers and (iii) current or potential customers.  The Peer Group comprises the following companies:

• Avery Dennison Corporation	• H. J. Heinz Company
• Ball Corporation	• MeadWestvaco Corporation
• Bemis Company	• Nestlé USA
• Campbell Soup Company	• Owens-Illinois
• Colgate Palmolive Company	• PPG Industries
• Dean Foods Company	• S.C. Johnson & Son
• Dr Pepper Snapple Group	• Sealed Air Corporation
• Eastman Chemical Company	• The Sherwin-Williams Company
• Greif	• United States Steel Corporation

Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue, when appropriate.  To provide a broader frame of reference, Pay Governance also analyzed each NEO position against data from general industry.  In establishing its benchmarks for Mr. Gifford, who is a U.S. expatriate, Pay Governance used data based on U.S. competitive rates.  In establishing its benchmarks for Mr. Donahue, due to a lack of data among Peer Group members, Pay Governance used a broader group of packaging/metals/non-durable goods manufacturing companies.  With respect to Mr. Donahue, the term “Peer Group” as used herein refers to that broader group of companies.

Compensation Strategy for CEO.  The evaluation of the CEO’s performance and the setting of his compensation is one of the fundamental duties of the Committee.  In evaluating the CEO’s performance, the Committee considered the Company’s overall financial, operational and strategic performance.

In determining the CEO’s direct compensation for 2014, the Committee evaluated the CEO’s performance and the Company’s performance in the prior year, as well as performance since Mr. Conway’s election as CEO in 2000.  The Committee continued to focus upon the Company’s improvement during Mr. Conway’s tenure in several key metrics that the Committee believes are essential to increase Shareholder value, including:

•
Acquisition of Mivisa.  The Company completed negotiations to acquire Mivisa in 2013, and the acquisition closed in 2014, substantially increasing the Company’s presence in the European food can market.

•
Strong cash flow generation. Cash flow from operations was $912 million in 2014 and $1,797 million in aggregate for 2014 and 2013, enabling the Company to reinvest $603 million in capital projects over the two years and repurchase approximately 7 million shares of Company Common Stock.

•
Investment in growth markets.   The Company has grown significantly in a number of markets important to its future, including in Asia, South America and Eastern Europe.  These growth markets now account for over 50% of the Company’s global beverage can unit volumes.

•
Shareholder return.  The Company’s total shareholder return has increased substantially since November 2000 when Mr. Conway was elected CEO and the price of the Company’s Common Stock was $8.19 per share.

CEO Target Compensation.  The Committee used the 50th percentile of the Peer Group as a guidepost in determining our CEO’s target total direct compensation for 2014.  In conjunction with the Committee’s emphasis on stock-based compensation, a majority of the CEO’s 2014 compensation was in the form of Company Common Stock.

Compensation Strategy for NEOs other than the CEO.  For 2014, the Committee generally continued following its market-based compensation strategy for the NEOs other than the CEO:

•
Pay levels were evaluated relative to the Peer Group as the primary market reference point.  In addition, general industry data was reviewed as an additional market reference and to ensure robust competitive data.

•
Target total cash compensation and target total direct compensation levels were set towards the middle range of the Peer Group.  The Committee used the 50th percentile of the Peer Group’s target total cash compensation and target total direct compensation as a market check in determining compensation.  However, the 50th percentile is a guidepost and not an absolute target.

Components of Compensation.  For 2014, the principal components of compensation for NEOs were:

•	base salary

•	annual incentive bonus

•	long-term equity incentives

•	retirement benefits

•	perquisites

Base Salary.  The Company provides NEOs with base salaries to compensate them for services rendered during the year.  The Committee recognizes that competitive salaries must be paid in order to attract and retain high quality executives.  Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.  However under special circumstances, such as a promotion or increased responsibilities, the Committee may act to increase an NEO’s salary during the year.

2014 Base Salaries.  The Committee has determined that base salary levels for the NEOs should be targeted towards the middle range of the Peer Group.  Consistent with this market-based pay strategy, the Committee approved an increase in the base salaries of Mr. Kelly and Mr. Gifford in order to bring them more in line with the middle range of the Peer Group.  Base salaries for each of the NEOs for 2014 were as set forth in the following table.

Name	2014 Base Salary
John Conway	$1,075,000
Thomas Kelly	480,000
Timothy Donahue	615,000
Raymond McGowan	595,000
Gerard Gifford	550,000

Annual Incentive Bonus.  Annual cash bonuses are included as part of the executive compensation program because, consistent with our “pay-for-performance” philosophy, the Committee believes that a significant portion of each NEO’s compensation should be contingent on success in driving the long-term operating performance of the Company. Accordingly, the Company has maintained the Economic Profit Plan under which NEOs are eligible to receive annual incentive bonuses based upon the achievement of specified levels of economic profit and modified operating cash flow. The Committee believes the use of economic profit and modified operating cash flow as key performance measures under the EP Plan drives the Company’s long-term operating performance and is closely correlated with long-term increase in Shareholder value.

2014 Bonus Opportunities and Results.  Each year, the Committee assigns each NEO an annual target level of participation in the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary.  Based upon the Peer Group information provided by Pay Governance and the consideration of officer performance and internal equity, the Committee determined that the target and maximum bonus opportunities for the NEOs for 2014 should be the same as in 2013.  The 2014 minimum, maximum and target bonus opportunities together with actual bonuses paid to the NEOs were as follows.

Name	Minimum Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Actual Bonus as a Percentage of Base Salary	Actual Bonus Amount
John Conway	0%	345%	115%	$1,236,250	235%	$2,530,604
Thomas Kelly	0%	180%	60%	288,000	123%	589,536
Timothy Donahue	0%	285%	95%	584,250	194%	1,195,960
Raymond McGowan	0%	240%	80%	476,000	157%	932,532
Gerard Gifford	0%	240%	80%	440,000	170%	937,640

Performance Measures.  Bonus amounts under the EP Plan are based on the following performance measures:

•	economic profit – defined generally as net operating profit after tax less cost of capital employed as adjusted for certain items, including currency exchange rates and acquisitions/divestitures

•
modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital and variances in average trade working capital

Cost of Capital.  For purposes of calculating economic profit under the EP Plan, cost of capital is defined as the average capital employed multiplied by the average cost of capital.  Capital employed is generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items.  Excluded from capital employed are the following items: investments, net goodwill and intangibles, pension and post-employment assets and liabilities and deferred tax assets and liabilities.  Invested capital may also be adjusted for additional capital employed at the direction of the Company’s corporate office or in accordance with overall corporate objectives. For 2014, the EP Plan used a cost of capital of 9%.  This percentage exceeds the Company’s actual cost of capital of approximately 7%, which causes attainment of the economic profit target to become more difficult.

Weighting of Performance Measures.  At the beginning of each year, the Committee determines target levels of performance for each performance measure.  At year-end, the Committee assesses the actual results versus the original goals in determining awards.  The Committee must approve all awards, and all awards are subject to review and discretionary adjustment by the Committee.

An NEO’s actual bonus amount is determined by: (i) multiplying the NEO’s target bonus amount by the actual percentage earned for each of the two performance measures for the applicable year, (ii) weighting each performance measure in accordance with a pre-specified formula and (iii) adding the results together to determine the overall payout factor. For 2014, the two performance measures were weighted as follows: economic profit – 67% and modified operating cash flow – 33%.

As the achievement of economic profit and modified operating cash flow increase in excess of their respective performance targets, the percentages of our NEOs’ target bonuses payable with respect to such performance measures also increase. In the case of modified operating cash flow, up to 50% of the target bonus amount will be paid as the achievement level increases from 100% to 120% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to modified operating cash flow decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target. The modified operating cash flow component of the EP Plan is determined based upon actual performance compared to a budgeted modified operating cash flow amount.

The economic profit component of the EP Plan is determined by relating current-year economic profit to prior years economic profit, adjusted for currency fluctuations.  In the case of economic profit, up to 150% of the target bonus amount will be paid for incremental increases in economic profit over 100% of the performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target.  To the extent modified operating cash flow is achieved at levels of less than 120% of the performance target, up to 250% of the target bonus amount can be achieved based on economic profit.  No portion of the target bonus amount will be paid for economic profit arising from accounting changes or similar non-cash items.

Setting of Target Performance Levels.  Generally, the Committee attempts to set the target performance levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year.  In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or that the Company expects to face in the coming year.  For example, with respect to modified operating cash flow, targets may be set below prior year actual results due to the forecasted increase in capital investment required for the Company’s expansion in growth markets, higher input costs due to price increases by suppliers, prior years’ actual working capital and variances in average trade working capital.

The economic profit and modified operating cash flow thresholds and targets for 2014 were set at the Company level for the CEO, Chief Operating Officer and Chief Financial Officer and at the divisional level for the other NEOs.  The applicable thresholds, targets and actual achievement levels for 2014 are set forth for each NEO in the following table.

Name	Economic Profit (in millions)			Modified Operating Cash Flow (in millions)
	Threshold	Target	Actual	Threshold	Target	Actual
John Conway	$323.4	$404.3	$443.1	$710.1	$887.6	$1,158.6
Thomas Kelly	323.4	404.3	443.1	710.1	887.6	1,158.6
Timothy Donahue	323.4	404.3	443.1	710.1	887.6	1,158.6
Raymond McGowan	138.8	173.5	191.7	273.6	342.0	342.5
Gerard Gifford	152.6	190.8	210.9	257.8	322.2	522.2

2014 Bonus Calculations.  Messrs. Conway, Kelly and Donahue received bonuses under the EP Plan equal to 205% of their respective target bonus amounts, 50% attributable to modified operating cash flow and 155% to economic profit.  With respect to the Americas Division, Mr. McGowan received a bonus under the EP Plan equal to 196% of his target bonus amount, 33% attributable to modified operating cash flow and 163% to economic profit.  With respect to the European Division, Mr. Gifford received a bonus under the EP Plan equal to 213% of his target bonus amount, 50% attributable to modified operating cash flow and 163% to economic profit.

Long-Term Equity Incentives.  The Committee believes that equity-based incentives, delivered through annual grants of time-based restricted stock and performance-based restricted stock, are an important link between executive and Shareholder interests.  Because the Committee believes that a significant portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders, approximately two-thirds of the targeted value of stock awards to NEOs is performance-based.  Although the Committee may vary the size of annual grants based on the Company’s and executive’s performance, the total annual equity award granted to each NEO is generally determined based upon the difference between the total direct compensation target established by the Committee, using the competitive market benchmarking and internal factors described above, and the sum of the NEO’s base salary and annual incentive bonus opportunity.  See “Compensation Strategy for CEO” and “Compensation Strategy for NEOs other than the CEO.”  In addition to the annual equity awards, the Committee may approve equity awards for newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle.  The awards for a particular year generally occur in January or February.

The Committee approved the following award structure for 2014:

•
Target Award Levels.  Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term equity incentives) at the middle range of the Peer Group after taking into account the competitive positioning of the executives’ target total cash compensation.

•
Performance-Based Restricted Stock.  Approximately two-thirds of an NEO’s targeted long-term equity incentive was delivered in performance-based restricted stock that may be earned based upon the Company’s total shareholder return relative to a group of industry peers over a three-year performance period.  A target number of shares was established for 2014 for each NEO, as set forth in the “Grants of Plan-Based Awards” table below.  Actual vesting of performance-based share awards generally will not occur until the third anniversary of the grant date, if at all.  The Committee believes that, in addition to linking a substantial portion of our NEOs’ compensation to the long-term performance of the Company, the three-year vesting structure provides a strong retention element because an NEO terminating employment (other than for retirement with Committee approval, disability or death) will leave behind unvested awards.

•
Time-Based Restricted Stock.  Approximately one-third of an NEO’s targeted long-term equity incentive was delivered in time-based restricted stock that vests in equal annual installments over three years from the date of the award in the amounts set forth on the “Grants of Plan-Based Awards” table below.

Industry Peer Group Composition.  The Committee believes that for purposes of comparing shareholder returns it is appropriate to utilize a recognized publicly available index of container and packaging industry companies as the peer group.  As a result, with respect to 2014 grants, for determining shareholder return, the Committee used the Dow Jones “U.S. Containers & Packaging” Index, comprising the Company and the following other companies:

• AptarGroup	• Owens-Illinois
• Avery Dennison Corporation	• Packaging Corporation of America
• Ball Corporation	• RockTenn Company
• Bemis Company	• Sealed Air Corporation
• Greif	• Silgan Holdings
• MeadWestvaco Corporation	• Sonoco Products Company

Performance Vesting Schedule.  The Committee determined that performance-based shares would be awarded based upon the following schedule.

Percentile Ranking Versus Peers	Share Award as a Percentage of Individual Target
90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Calculation of Total Shareholder Return and NEO Forfeiture of Performance Shares.  Total shareholder return is calculated by dividing the closing share price of a company’s common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company’s common stock on the beginning date of the applicable period. The Company’s total shareholder return for the three-year calendar period ended December 31, 2013, was approximately 34% based upon the closing price of the Company’s Common Stock on such date (i.e., $44.57 per share) compared to the closing price on December 31, 2010 (i.e., $33.38 per share). When compared, however, to the total shareholder return of the other companies in the industry peer group at the time of the award, the Company ranked at the 19th percentile. Therefore, in accordance with the preceding schedule, and notwithstanding the significant increase in the Company’s shareholder return over the period, all performance-based shares scheduled for vesting in 2014 were forfeited by the NEOs.

2014 Long-Term Equity Incentive Awards.  The following table sets forth the target number of time-based and performance-based restricted shares granted to the NEOs for 2014 as well as the minimum and maximum number of performance-based shares that may vest based on the Company’s total shareholder return relative to the industry peer group over the applicable performance period.  The table also sets forth the fair market value of the shares on the date of grant based on a share price of $44.32 for time-based restricted stock and $48.31 for performance-based restricted stock (based on a Monte Carlo valuation model).

Name	Time-Based Restricted Stock		Performance-Based Restricted Stock
	Shares	Award Value	Target Shares	Award Value	Minimum Shares	Minimum Value	Maximum Shares	Maximum Value
John Conway	44,666	$1,979,597	81,953	$3,959,153	0	0	163,906	$7,918,306
Thomas Kelly	6,137	271,992	11,261	544,008	0	0	22,522	1,088,016
Timothy Donahue	11,564	512,516	21,217	1,024,984	0	0	42,434	2,049,968
Raymond McGowan	9,737	431,544	17,867	863,152	0	0	35,734	1,726,304
Gerard Gifford	9,018	399,678	16,546	799,322	0	0	33,092	1,598,644

Retirement Benefits.  To attract and retain highly qualified senior executives and as an incentive for long-term employment, the Company maintains a number of retirement plans.

U.S. Pension Plan.  In the United States, the Company maintains a defined benefit pension plan (“U.S. Pension Plan”) for certain eligible employees in which all NEOs participate.  The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (“Code”).  The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination.  For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus.  These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit.  Under U.S. federal law for 2014, benefits from the U.S. Pension Plan are limited to $210,000 per year and may be based only on the first $260,000 of an employee’s annual earnings.

Senior Executive Retirement Plan.  Because of the benefit limits under the U.S. Pension Plan described above, the Company provides additional retirement benefits to the NEOs under the Senior Executive Retirement Plan (“SERP”).  The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of the other NEOs of the average of the five highest consecutive years of earnings (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) during the last 10 years of employment times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of the other NEOs of such earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and, in the case of Mr. Conway, his benefits under the 401(k) Retirement Savings Plan and, in the case of Mr. Gifford, his benefits under the Company’s Restoration Plan (as described below).

The NEOs who earned a vested benefit under the SERP on or before December 31, 2004 may, with respect to that part of the benefit earned on or before December 31, 2004, elect to take all or part of such annual retirement benefit in a lump sum at retirement, the amount of which is determined by calculating the present value of the actuarially determined future annual payments.  All benefits earned under the SERP after December 31, 2004 are paid in a lump sum.  If an NEO with a vested retirement benefit under the SERP dies prior to termination of employment, the NEO’s surviving spouse will be entitled to a 50% survivor benefit.  The SERP also provides a lump-sum death benefit of five times the annual retirement benefit.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company.

Restoration Plan.  Prior to participating in the SERP, Mr. Gifford became a participant in the Company’s Restoration Plan.  Participants in the Restoration Plan receive supplemental retirement benefits equal to the difference between (i) the benefits that they would have accrued under the U.S. Pension Plan if their target bonus amounts were included in compensation for purposes of calculating their benefits under that Plan and if certain statutory benefit limits did not apply and (ii) the benefits that they actually accrue under the U.S. Pension Plan.  As described above, the benefits to which Mr. Gifford is entitled under the SERP will be offset by the benefits to which he is entitled under the Restoration Plan.

Defined Contribution Plan.  The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including all NEOs, are able to contribute a portion of their salaries on a pre-tax basis.  Subject to certain Code limits, the Company will match 50% of the first 3% of pay that is contributed to this 401(k) plan.

Perquisites.  The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives.  An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.  An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.  In 2014, the NEOs were provided, among others, the following perquisites: automobile allowances, insurance coverage and, in certain cases, overseas allowances.

Severance.  The Company has employment agreements with all of the NEOs.  In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances.  For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments upon Termination.”  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Tax Deductibility of Executive Compensation.  Compensation paid to our CEO and to each of our three highest paid NEOs other than our Chief Financial Officer will not be deductible for federal income tax purposes to the extent such compensation exceeds $1 million in any year unless such compensation is “performance-based” as defined in Section 162(m) of the Code.  The Committee has structured performance-based awards to the NEOs under the Company’s long-term equity compensation program that qualify for this exemption. In addition, if our Shareholders approve the 2015 Annual Incentive Bonus Plan (see Proposal 4 below), the Committee will have the ability to structure annual incentive bonuses that also qualify for this exemption.  However, the Committee believes that Shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards result in non-deductible compensation expenses. Therefore, the Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on February 25, 2015 by the members of the Compensation Committee.

Hans Löliger, Chairperson
Arnold Donald
William Little
Jim Turner

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists certain information regarding compensation earned during the Company’s last three fiscal years by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2014.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation

John Conway	2014	$1,075,000	$5,938,750	$2,530,604	$ 152,315	$ 46,126	$ 9,742,795
Chairman of the Board and Chief Executive Officer	2013	1,075,000	5,953,182	1,421,688	0	50,574	8,500,444
	2012	1,075,000	6,870,042	2,769,200	118,317	1,312,884	12,145,443
Thomas Kelly	2014	480,000	816,000	589,536	884,838	76,663	2,847,037
Senior Vice President and Chief Financial Officer	2013	450,000	765,000	310,500	1,088,134	279,572	2,893,206
Timothy Donahue	2014	615,000	1,537,500	1,195,960	1,062,484	13,418	4,424,362
President and Chief Operating Officer	2013	615,000	1,537,500	671,888	0	146,634	2,971,022
	2012	535,000	1,164,138	958,720	938,654	288,802	3,885,314
Raymond McGowan	2014	595,000	1,294,696	932,532	1,029,918	27,575	3,879,721
President-Americas	2013	595,000	1,294,696	650,692	162,853	109,218	2,812,459
Division	2012	535,000	1,164,138	492,200	688,938	226,326	3,106,602
Gerard Gifford	2014	550,000	1,199,000	937,640	1,798,318	576,092	5,061,050
President-European Division	2013	506,000	1,103,080	466,735	418,714	425,474	2,920,003

(1)
The amounts in this column, computed in accordance with current Financial Accounting Standard Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and performance-based restricted stock (market condition) awards issued by the Company for the respective fiscal years.  The aggregate grant-date fair market values of the time-based restricted stock awards were as follows:  Mr. Conway: $1,979,597 for 2014, $1,373,140 for 2013 and $2,290,016 for 2012; Mr. Kelly: $271,992 for 2014 and $255,017 for 2013; Mr. Donahue: $512,516 for 2014, $512,510 for 2013 and $388,044 for 2012; Mr. McGowan: $431,544 for 2014, $431,553 for 2013 and $388,044 for 2012; and Mr. Gifford:  $399,678 for 2014 and $367,692 for 2013.  The aggregate grant-date fair market values of the performance-based restricted stock, assuming instead that the highest level of performance conditions were to be achieved, would be as follows:  Mr. Conway: $7,264,314 for 2014, $9,641,145 for 2013 and $7,790,554 for 2012; Mr. Kelly:  $998,175 for 2014 and $1,073,602 for 2013; Mr. Donahue: $1,880,314 for 2014, $2,157,648 for 2013 and $1,320,108 for 2012; Mr. McGowan: $1,583,731 for 2014, $1,816,954 for 2013 and $1,320,108 for 2012; and Mr. Gifford: $1,466,637 for 2014 and $1,548,051 for 2013.  If the minimum level of performance conditions were not to be achieved, the value of the performance-based restricted stock awards would be $0 in all cases.  Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note Q, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  There can be no assurance that the amounts related to performance-based shares will ever be realized by the NEOs.

(2)
The amounts in this column reflect the increase in actuarial present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years.  Actuarial valuations were based on assumptions that were in accordance with the guidelines of FASB Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“FAS 87”) and that are discussed in Note V, “Pensions and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  Among the items affecting the change in present value in 2014 were lower discount rates and increased longevity assumptions under revised mortality tables.  The change in value for Messrs. Conway and Donahue represents the difference between the highest value disclosed for such benefit in prior years and the value of such benefit at the end of 2014.  In 2011, Mr. Conway irrevocably waived his rights to retirement benefits under the Senior Executive Retirement Plan that exceed $32 million.

(3)	The amounts in this column for 2014 include the following items:

	J. Conway	T. Kelly	T. Donahue	R. McGowan	G. Gifford

Change in Value of SERP Life Insurance	$0	$63,313	$0	$0	$76,916
FICA on Change in SERP Valuation	0	0	3,468	7,225	22,021
Automobile Allowance	26,915	9,450	6,050	16,450	29,429
Life Insurance*	15,311	0	0	0	0
Defined Contribution Plan Company Contributions	3,900	3,900	3,900	3,900	3,900
Overseas Housing Allowance	0	0	0	0	84,690
Third Country National Expat Benefits **	0	0	0	0	359,136
Total	$46,126	$76,663	$13,418	$27,575	$576,092

*	Life Insurance includes insurance premiums for Mr. Conway under a split-dollar life insurance agreement.

**
Third Country National Expat Benefits include $285,858 of tax equalization payments for Mr. Gifford as well as other payments in accordance with the Company’s Third Country National Expat Benefits policy, designed to facilitate employees’ relocation overseas and to compensate for higher cost-of-living expenses and income taxes over and above those that the relocated employees would have incurred had they remained in their home countries.

Grants of Plan-Based Awards

The following table provides information about the annual incentive bonuses that the Company’s NEOs were eligible to receive in 2014 under the Company’s Economic Profit Incentive Plan and stock-based awards granted in 2014 to each of the Company’s NEOs under the Company’s 2013 Stock-Based Incentive Compensation Plan.  There can be no assurance that the fair value of the performance-based stock awarded to the Company’s NEOs in 2014 will ever be realized by the NEOs.  For further information and the assumptions made in determining the grant-date fair values of the stock awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” and Notes A and Q to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Name	Grant Dates of Equity Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	2014 Grant Date Fair Value of Stock and Option Awards (4) ($)
		Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)
John Conway	1/03/2014 (5)	0	1,236,250	3,708,750	0	81,953	163,906	44,666	5,938,750
Thomas Kelly	1/03/2014 (6)	0	288,000	864,000	0	11,261	22,522	6,137	816,000
Timothy Donahue	1/03/2014 (7)	0	584,250	1,752,750	0	21,217	42,434	11,564	1,537,500
Raymond McGowan	1/03/2014 (8)	0	476,000	1,428,000	0	17,867	35,734	9,737	1,294,696
Gerard Gifford	1/03/2014 (9)	0	440,000	1,320,000	0	16,546	33,092	9,018	1,199,000

(1)
These amounts represent the range of annual non-equity incentive bonuses for which the NEOs were eligible in 2014 under the Company’s EP Plan.  For further information relating to the EP Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.”  For information regarding the actual value of awards earned under the EP Plan for 2014, see the Summary Compensation Table above.

(2)
These amounts represent the range of stock-based compensation that might be realized under the 2014 performance-based restricted stock awards.  The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s total shareholder return (“TSR”) versus the TSR of a defined peer group of companies that are described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above.  The vesting of the performance-based shares from the 2014 award will occur in January 2017, with the actual number of shares vesting dependent upon the Company’s TSR compared to that of the peer group.  For further details, refer to Note Q, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.  Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal.  Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goal.  Performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.”

(3)
These amounts represent time-based restricted stock awarded in 2014.  Time-based restricted stock vests annually over three years from the date of the award.  If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.

(4)
These amounts represent the grant-date fair value of time-based restricted stock and performance-based restricted stock awarded in 2014.  The grant-date fair value of the time-based restricted stock is the $44.32 per share closing price of the Company’s Common Stock on the date of the award.  The grant-date fair value of the performance-based shares is $48.31 and is based on a Monte Carlo valuation model.  The Committee has determined that approximately two-thirds of the targeted value of stock awards to NEOs should be performance-based.  In order for the Company in 2014 to deliver two-thirds of the value of an NEO’s targeted long-term equity incentive in performance-based restricted stock, somewhat more than one-third of the total number of shares granted were time-based restricted shares, and somewhat less than two-thirds were performance-based restricted shares because the prescribed valuation methods under FASB ASC Topic 718 result in higher per unit values for performance-based restricted stock than for time-based restricted stock. Further details regarding these shares, the method of valuation and the assumptions made are set forth in Note Q, “Stock-Based Compensation” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(5)
Represents grant to Mr. Conway of 126,619 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 44,666 shares vests over a three-year period as follows: 14,889 shares on January 3, 2015 and 2016 and 14,888 shares on January 3, 2017. The remaining 81,953 shares of performance-based restricted stock vest on January 3, 2017 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance shares actually vesting varying from 0 to 163,906.

(6)
Represents grant to Mr. Kelly of 17,398 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 6,137 shares vests over a three year period as follows:  2,046 shares on January 3, 2015 and 2016 and 2,045 shares on January 3, 2017.  The remaining 11,261 shares of performance-based restricted stock vest on January 3, 2017 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 22,522.

(7)
Represents grant to Mr. Donahue of 32,781 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 11,564 shares vests over a three-year period as follows:  3,855 shares on January 3, 2015 and 2016 and 3,854 shares on January 3, 2017.  The remaining 21,217 shares of performance-based restricted stock vest on January 3, 2017 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance shares actually vesting varying from 0 to 42,434.

(8)
Represents grant to Mr. McGowan of 27,604 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 9,737 shares vests over a three year period as follows:  3,246 shares on January 3, 2015 and 2016 and 3,245 shares on January 3, 2017.  The remaining 17,867 shares of performance-based restricted stock vest on January 3, 2017 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 35,734.

(9)
Represents grant to Mr. Gifford of 25,564 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 9,018 shares vests over a three-year period as follows:  3,006 shares on January 3, 2015, 2016 and 2017.  The remaining 16,546 shares of performance-based restricted stock vest on January 3, 2017 based on the Company’s TSR versus the TSR of a defined peer group of companies, with the final number of performance-based shares actually vesting varying from 0 to 33,092.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable options (under “Option Awards”) and unvested time-based restricted Common Stock and unvested performance-based restricted Common Stock (under “Stock Awards”) held by the Company’s NEOs on December 31, 2014.  These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 2006 and 2013 stock-based incentive compensation plans.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (1) (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
John Conway					90,923	4,627,981	321,859	16,382,623
Thomas Kelly	40,000		23.45	2/20/2017	10,532	536,079	25,139	1,279,575
Timothy Donahue					24,225	1,233,053	68,642	3,493,878
Raymond McGowan (5)					21,003	1,069,053	60,888	3,099,199
Gerard Gifford	15,000 12,000	18,000	23.45 39.77	2/20/2017 5/25/2021	17,068	868,761	46,173	2,350,206

(1)	Mr. Gifford’s unvested option awards reported under this column vest in equal tranches of 6,000 shares on May 25, 2015, 2016 and 2017.

(2)
These amounts represent outstanding unvested time-based restricted stock awards.  Time-based restricted stock vests annually over three years from the date of the award.  Accordingly, with respect to awards made in 2012, the remaining one-third vested on January 4, 2015; with respect to awards made in 2013, the second one-third vested on February 28, 2015 and the final one-third will vest on February 28, 2016; and with respect to awards made in 2014, the first one-third vested on January 3, 2015, the second one-third will vest on January 3, 2016 and the final one-third will vest on January 3, 2017.  If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a “change in control” of the Company, vesting of the unvested time-based restricted stock awards accelerates to the date of termination.

(3)	Computed as of December 31, 2014. The closing price of the Company’s Common Stock on December 31, 2014 was $50.90.

(4)
These amounts represent outstanding unvested performance-based restricted stock at target levels.  The range of shares to be received is 0 to 200% of the target based on the levels of performance achieved under the 2012 award from January 1, 2012 to December 31, 2014, under the 2013 award from January 1, 2013 to December 31, 2015, and under the 2014 award from January 1, 2014 to December 31, 2016.  The number reported does not include any additional shares that may be awarded based upon the Company’s performance but does include shares that may be forfeited based on the Company’s performance.  The vesting date for the performance-based shares awarded in 2012 was January 4, 2015.  At that time, it was determined that the Company’s total shareholder return versus a defined peer group of companies, which was the performance criterion, placed it in the 44th percentile.  As a result, the NEOs forfeited approximately 28% of the performance-based shares awarded in 2012, notwithstanding the Company’s positive total shareholder return over the three-year performance period of approximately 52%. The vesting dates of the performance-based shares that have not vested are February 28, 2016 with respect to the 2013 award and January 3, 2017 with respect to the 2014 award.  Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal.  Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goal.  Performance-based shares vest upon a “change in control” of the Company based upon the Company’s TSR as compared to that of the peer group at the time of the “change in control.”

(5)
On February 26, 2015, in connection with Mr. McGowan’s impending retirement from the Company on May 1, 2015, the Company amended its employment agreement with Mr. McGowan in order to extend the period during which Mr. McGowan is prohibited from competing with the Company until December 31, 2017 and to provide for post-employment vesting of certain equity grants previously made to Mr. McGowan.

Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2014 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3) ($)
John Conway	175,865	6,787,513	57,111	2,539,443
Thomas Kelly	75,000	2,799,963	2,198	98,954
Timothy Donahue			12,089	538,876
Raymond McGowan			11,391	507,452
Gerard Gifford			4,882	218,589

(1)
The amounts in this column calculate the aggregate dollar amount realized upon exercise by multiplying the number of shares subject to outstanding options times the difference between the market price of the underlying Company Common Stock at the date of exercise and the exercise price of such options.

(2)
Amounts in this column include only time-based restricted stock that vested in 2014.  No performance-based shares vested under the 2011 award because the Company’s TSR versus the defined peer group of companies, which was a performance criterion, placed it in the 19th percentile.  Because the percentile was below the 25th percentile threshold for the three-year performance period, the NEOs forfeited all of the performance-based shares awarded in 2011 and scheduled for vesting in 2014.  For further information relating to the performance-based share awards, see “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(3)
The amounts in this column are the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock times the market value of the Company Common Stock at the date of vesting.

Pension Benefits

The following table shows estimated benefits payable upon retirement to the NEOs under the Company’s U.S. Pension Plan and Senior Executive Retirement and Restoration Plans, the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
John Conway	Pension Plan SERP	40 40	1,574,958 32,000,000 (6)
Thomas Kelly	Pension Plan SERP	23 23	669,727 1,808,207
Timothy Donahue	Pension Plan SERP	24 24	638,564 5,140,744
Raymond McGowan	Pension Plan SERP	13 13	535,019 4,342,460
Gerard Gifford	Pension Plan SERP/Restoration Plan	32 32	1,092,642 3,977,255 (7)

(1)
The U.S. Pension Plan in which the NEOs participate is designed and administered to qualify under Section 401(a) of the Code.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(2)
The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.25% in the case of Mr. Conway and 2.0% in the cases of the other NEOs of the average of the five highest consecutive years of earnings during the last 10 years of service (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% in the case of Mr. Conway and 1.45% in the cases of the other NEOs of such earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and, with respect to Mr. Conway, his benefits under the 401(k) Retirement Savings Plan and, with respect to Mr. Gifford, his benefits under the Restoration Plan.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(3)	Years of service are rounded to the nearest full year.

(4)
The calculation of the present value is based on assumptions that were in accordance with the guidelines of FAS 87 and that are discussed in Note V, “Pensions and Other Postretirement Benefits” to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(5)	All of the benefits are vested with respect to the NEOs with exception of the SERP benefits for Messrs. Kelly and Gifford. Mr. Gifford is vested in his Restoration Plan benefits.

(6)	Mr. Conway has irrevocably waived his right to any lump-sum retirement benefit under the SERP in excess of $32 million.

(7)
The annual supplemental retirement benefit for Mr. Gifford under the Restoration Plan is equal to the difference between (i) the annual benefit he would have accrued under the U.S. Pension Plan if his target bonus amount were included in compensation for purposes of calculating his benefit under such Plan and if certain statutory limitations on benefit accrual did not apply and (ii) the annual benefit he actually accrued under the U.S. Pension Plan.

Employment Agreements and Potential Payments Upon Termination

The Company has employment agreements with all of its NEOs.  In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under the employment agreements, Mr. Conway has agreed that, during his employment and for two years thereafter, he shall not compete with the Company or solicit Company employees to terminate employment with the Company.  Messrs. Kelly, Donahue, McGowan and Gifford are subject to a similar non-competition provision that is limited to a one-year post-employment period prior to a change in control and two years following a change in control.  On February 26, 2015, in connection with Mr. McGowan’s impending retirement from the Company on May 1, 2015, the Company amended its employment agreement with Mr. McGowan in order to extend the period during which Mr. McGowan is prohibited from competing with the Company until December 31, 2017 and to provide for post-employment vesting of certain equity grants previously made to Mr. McGowan.

Under the agreements for all the NEOs, if an executive’s employment is terminated because of a voluntary termination (including retirement), disability or death, the Company will pay the executive (or his estate, if applicable) his base salary through the date of termination, a pro-rated target (but, for Mr. Kelly, a pro-rated actual) bonus payment and any vested retirement, incentive or other benefits.  If the employment of any of the NEOs is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreement for Mr. Conway, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 13-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive a lump-sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his target bonus for the year of termination.  Under the agreements for Messrs. Kelly, Donahue, McGowan and Gifford, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated target (but, for Mr. Kelly, a pro-rated actual) bonus payment and (iii) a lump-sum payment equal to the executive’s annual base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

If the employment of Messrs. Conway, Donahue or McGowan is terminated by the Company without Cause or by the executive for Good Reason, during the 13-month period following a Change in Control with respect to Mr. Conway and during the 12-month period following a Change in Control with respect to Messrs. Donahue and McGowan, the Company will pay to such executive (i) his base salary through the date of termination plus (ii) his target bonus for the year of termination plus (iii) a lump-sum payment equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination.  Under the agreements for Messrs. Kelly and Gifford, if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, during the 12-month period following a Change in Control, the Company will pay to such executive (i) his base salary through the date of termination plus (ii) a lump-sum payment equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination. In addition, all stock options and time-based and performance-based restricted stock granted to such executives by the Company will become fully vested and, in the case of stock options, immediately exercisable.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.  Under the Agreements for Messrs. Donahue and McGowan, to the extent an executive would be subject to the excise tax under Code Section 4999 on the amounts or benefits to be received from the Company and required to be included in the calculation of payments contingent on a Change in Control for purposes of Code Section 280G, the Company will pay to the executive an additional amount so that the executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.  Under the Agreements for Messrs. Conway, Kelly and Gifford, to the extent that the executive would be subject to the excise tax under Code Section 4999 on the amounts and benefits received on a Change in Control for purposes of Code Section 280G, either (i) such amounts and benefits will be reduced or delayed by the minimum amount necessary such that no portion of the amount or benefits is subject to the excise tax or (ii) the full amount and benefits shall be paid, whichever, after taking into account all applicable taxes, including the excise tax, results in the executive’s receipt, or an after-tax basis, of the greater amount and benefits.

The following table provides estimates of the potential severance and other post-termination benefits each NEO would receive assuming his employment was terminated as of December 31, 2014.

Name	Benefit	Termination upon Retirement, Disability or Death ($)	Resignation for Good Reason prior to a Change in Control ($)	Termination without Cause prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control ($)
John Conway	Salary:		3,225,000	3,225,000	3,225,000
	Bonus:	1,236,250	4,945,000	4,945,000	8,641,388
	Accelerated Restricted Stock Vesting: (1)	4,627,981			21,010,604
	Additional Health Care Benefits: (2)	190,133			190,133
	Total:	6,054,364	8,170,000	8,170,000	33,067,125
Thomas Kelly	Salary:			480,000	1,440,000
	Bonus:	589,536		589,536	823,548
	Accelerated Restricted Stock Vesting:(1)	536,079			1,815,654
	Total:	1,125,615		1,069,536	4,079,202
Timothy Donahue	Salary:			615,000	1,845,000
	Bonus:	584,250		584,250	3,327,658
	Accelerated Restricted Stock Vesting: (1)	1,233,053			4,726,931
	Additional Health Care Benefits: (2)				855,696
	Tax Gross-Up: (3)				9,472,422
	Total:	1,817,303		1,199,250	20,227,707
Raymond McGowan	Salary:			595,000	1,785,000
	Bonus:	476,000		476,000	2,877,212
	Accelerated Restricted Stock Vesting:(1)	1,069,053			4,168,252
	Additional Health Care Benefits: (2)				263,099
	Tax Gross-Up: (3)				8,342,654
	Total:	1,545,053		1,071,000	17,436,217
Gerard Gifford	Salary:			550,000	1,650,000
	Bonus:	440,000		440,000	1,093,765
	Accelerated Restricted Stock Vesting: (1)	868,761			3,218,967
	Accelerated Stock Option Vesting: (4)				200,340
	Total:	1,308,761		990,000	6,163,072

(1)
The vesting of time-based and performance-based restricted stock awards accelerates upon (i) termination for retirement with Committee approval, death or disability or (ii) termination without Cause or resignation for Good Reason after a Change in Control.  In the case of acceleration due to retirement, disability or death, the performance-based shares remain outstanding until the performance period ends.  Accordingly, no performance share compensation has been provided for terminations upon retirement, disability or death because payout cannot be assured.  For termination after a Change in Control, the target level of performance share compensation has been included.  For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note Q, “Stock-Based Compensation” to the Company’s financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(2)
The additional health care coverage set forth in the first column of this row relates to retirement. Coverage related to disability would be valued at $261,477 for Mr. Conway, $1,169,372 for Mr. Donahue and $389,815 for Mr. McGowan.

(3)
In the event of a Change in Control, vested benefits under the Company’s Senior Executive Retirement Plan (see “Compensation Discussion and Analysis – Retirement Benefits”) will be distributed in a lump sum.  See “Pension Benefits” above.  The Company has agreed to reimburse these NEOs for all taxes imposed on such lump-sum payments and such reimbursement.  In addition, upon a Change in Control, NEOs may be subject to certain excise taxes under Code Section 4999 related to parachute payments under Code Section 280G.  The Company has agreed to reimburse these NEOs for those excise taxes as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the Code Section 4999 excise taxes.  The amounts in the table are based on a Code Section 4999 excise tax rate of 20%, a federal income tax rate of 39.6%, a Medicare supplemental tax rate of 2.35% and a combined state and local tax rate of 4.07%.

(4)
The accelerated stock option vesting amount for Mr. Gifford represents the difference between the closing stock price of $50.90 at December 31, 2014 and the exercise price on the grant date, May 25, 2011, multiplied by the number of unvested shares subject to outstanding options as of December 31, 2014.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, was the independent auditor for the most recently completed fiscal year.  The Audit Committee has appointed PricewaterhouseCoopers as independent auditors to audit and report on the Company’s financial statements for 2015.  PricewaterhouseCoopers performs annual audits of the Company’s financial statements and assists the Company in the preparation of various tax returns around the world.  A representative or representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers for the fiscal years ended December 31, 2014 and December 31, 2013.  The Company paid fees in the following categories.  (1) Audit Fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.  (2) Audit-Related Fees include fees for due diligence in connection with mergers and acquisitions and other assurance related services performed in connection with statutory requirements in various countries.  (3) Tax Compliance Fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.  (4) Tax Advisory Services Fees were for tax planning and advice.  (5) All Other Fees were for services rendered for assistance provided primarily to non-U.S. subsidiaries.  The amount of fees for each category in 2014 and 2013 are set forth below.

	2014	2013
Audit Fees	$7,858,000	$7,161,000
Audit-Related Fees	474,000	753,000
Tax Compliance Fees	455,000	527,000
Tax Advisory Services Fees	1,100,000	606,000
All Other Fees	1,000	18,000

All of the services described above were approved by the Audit Committee.  The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers are compatible with maintaining their independence as auditors.  The Audit Committee reviews each year the level of Audit and Audit Related Fees in relation to all other fees paid to the independent auditors.  In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees.  The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by its independent auditors.  In addition to the Audit Committee’s annual pre-approval, under the Audit Committee Charter, the Chairperson of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $250,000 per transaction and reports back any such approvals to the full Audit Committee.  Pursuant to this authority, during 2014 the Chairperson reviewed and approved services with fees totaling less than $26,000 in the aggregate.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2014 and the Company’s system of internal controls and its effectiveness.  Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States.  PricewaterhouseCoopers has informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2014.

The Audit Committee discussed with the independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

This report is respectfully submitted on February 25, 2015 by the members of the Audit Committee.

Jenne Britell, Chairperson
Josef Müller
Thomas Ralph
Caesar Sweitzer
William Urkiel

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2015.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection.  In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.

The Board of Directors Recommends a Vote FOR the Ratification of the
Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, the Company will conduct a non-binding advisory Shareholder vote on executive compensation, commonly referred to as “say-on-pay.”  The Company currently conducts advisory votes on executive compensation on an annual basis, and it expects to conduct the next advisory vote at the Company’s 2016 Annual Meeting of Shareholders.

The Board of Directors encourages Shareholders, in deciding whether to vote in favor of the advisory resolution below, to review the Compensation Discussion and Analysis section of this Proxy Statement, including the tables and related narrative, for details regarding the Company’s executive compensation program and 2014 compensation of Named Executive Officers.

The Board of Directors believes that the executive compensation program aligns the compensation of the Company’s executive management with the long-term interests of Shareholders.  To align these interests, the Company compensates executive management with time-based and performance-based restricted stock and also ties a significant portion of executive cash compensation to performance-based metrics that drive Shareholder value.

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the Company’s Proxy Statement for its 2015 Annual Meeting.

Although the vote is non-binding, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation.

The Board of Directors Recommends an Advisory Vote FOR the Approval
 of this Resolution on Executive Compensation.

PROPOSAL 4: APPROVAL OF THE 2015 ANNUAL INCENTIVE BONUS PLAN

The Board of Directors has adopted, and recommends that our Shareholders approve, the Crown Holdings, Inc. 2015 Annual Incentive Bonus Plan (the “AIP”).  The AIP provides for cash bonus payments to a wide range of management employees, including our NEOs, based on the achievement of pre-established performance goals over a performance period determined by the Compensation Committee (the “Committee”) or, in the case of participants who are not subject to either Section 16 of the Securities Exchange Act or Internal Revenue Code Section 162(m), the Committee’s delegate(s).  With respect to our NEOs, the AIP permits the Committee to approve annual bonus opportunities for them on substantially similar terms and conditions as are currently provided to them under our EP Plan, as described above.

If the AIP is approved by our Shareholders, the Committee will have the discretion to grant annual bonus opportunities to our NEOs that qualify for an exemption from the limitation under Section 162(m) of the Code on the deductibility of annual compensation in excess of $1 million paid to our CEO and our three other most highly compensated officers other than our CFO (“Qualified Bonuses”).  Because our Executive Officers are eligible to participate in and receive payments under the AIP, they have an interest in this proposal.

Summary of the AIP

The following general description of certain features of the AIP is qualified in its entirety by reference to the AIP that was filed with the SEC as an appendix to the Company’s Proxy Statement which is available at http://www.crowncork.com/investors/proxy-online.

Purpose

The general purpose of the AIP is to provide the possibility of additional compensation for a wide range of management employees based on the achievement of pre-determined performance goals.  The Company believes that the bonus opportunities provided to its employees under the AIP are an important component of a competitive compensation package.

Administration

The AIP will be administered by the Committee or, if appointed by the Board of Directors, a subcommittee thereof which consists exclusively of two or more members of the Board of Directors who are non-employee “outside directors” within the meaning of Section 162(m) of the Code. Subject to the other provisions of the AIP, the Committee has the authority to:

•	select employees to participate in the AIP;

•	establish and administer the performance goals and the bonus opportunities applicable to each participant and certify whether the performance goals have been attained;

•	construe and interpret the AIP and any agreement or instrument entered into under or in connection with the AIP;

•	establish, amend, and waive rules and regulations for the AIP’s administration; and

•	make all other determinations that may be necessary or advisable for the administration of the AIP.

The Committee may, and intends that it will, delegate its administrative authority under the AIP to one or more officers of the Company to select, grant and administer bonus opportunities for participants who are not subject to either Section 16 of the Exchange Act or Code Section 162(m).

The Board of Directors may, at any time, amend or terminate the AIP in whole or in part; provided, however, that no amendment with respect to, or affecting, bonuses intended to satisfy the performance-based requirements of Section 162(m) of the Code that would require the consent of Shareholders pursuant to Section 162(m) of the Code will be effective without such consent.

Eligibility

All employees of the Company and our subsidiaries and affiliates shall be eligible to be selected by the Committee to participate in the AIP.  The Committee expects that each of our NEOs and a wide range of the Company’s management team will participate in the AIP.

Bonuses

Under the terms of the AIP, the Committee has the authority to grant bonuses that are intended to be Qualified Bonuses, and the Committee and, if applicable, its delegate(s) have the authority to grant bonuses that are not intended to be Qualified Bonuses.

Within respect to each performance period under the AIP, the Committee or, if applicable, its delegate(s) will establish:

•	the performance goals applicable to each such participant (including, as the Committee or, if applicable, its delegate(s) deem advisable, threshold, target and maximum levels of performance);

•	each participant’s target and, if applicable, threshold and maximum bonus opportunities;

•	the method for computing the amounts of bonuses payable under the AIP to each participant if the applicable performance goals are attained in whole or in part; and

•	whether bonuses with respect to a participant who is subject to Code Section 162(m) are intended to be Qualified Bonuses.

Qualified Bonuses are subject to special requirements, which include, among others, the following:

•	Qualified Bonuses must be based solely on the attainment of one or more objective performance goals (as described below) and may not be based on subjective criteria.

•	The maximum aggregate Qualified Bonuses that may be payable to any participant under the AIP in any fiscal year of the Company shall not exceed $5,000,000.

•
The Committee may not retain any discretion to increase the amount of Qualified Bonuses that would otherwise be due upon attainment of the relevant performance goals; provided that the Committee may exercise negative discretion to reduce any amount that would otherwise be payable to a participant upon the attainment of performance goals.

•
Payment of any Qualified Bonus is contingent upon the Committee’s certifying in writing that the performance goals and any other material terms applicable to such Qualified Bonus were in fact satisfied.

Performance Goals

Performance goals for a performance period with respect to bonuses that are intended to be Qualified Bonuses may include any one or more of the following criteria set forth below as they relate to the Company, our subsidiaries or affiliates (or any division, business unit or department thereof) and may be measured on an absolute or relative basis (e.g., against an external index such as a group of peer companies, industry groups or a financial market index):

•	stock price

•	market share

•	sales

•	earnings per share

•	diluted earnings per share

•	diluted net income per share

•	return on shareholder equity

•	costs

•	cash flow

•	modified operating cash flow

•	modified free cash flow

•	economic profit

•	return on total assets

•	return on capital or invested capital

•	return on net assets

•	operating income

•	net income or segment income

•	earnings (or net income) before interest, taxes, depreciation and amortization

•	improvements in capital structure

•	gross, operating or other margins

•	budget and expense management

•	productivity ratios

•	working capital targets

•	average working capital

•	enterprise value

•	safety record

•	completion of acquisitions or business expansion

•	economic value added or other value added measurements

•	expense targets

•	operating efficiency

•	regulatory body approvals for commercialization of products

•	implementation or completion of critical projects or related milestones

Performance goals with respect to bonuses that are not intended to be Qualified Bonuses may be based on one or more of the preceding criteria or any other criteria that the Committee or, if applicable, its delegate(s) may determine in its or their sole discretion.

Payment

Generally, any bonus earned under the AIP shall be paid after the last day of the fiscal year that includes the last day of the performance period to which such bonus relates as soon as practicable following the later of (i) the receipt and certification of the Company’s audited financial statements for such fiscal year and (ii) the approval or certification of such bonus by the Committee or, if applicable, its delegate(s), but in all cases no later than the last day of the fiscal year immediately following such fiscal year.

Termination of Employment

If a participant’s employment is terminated due to death or disability or, in the case of a bonus that is not intended to be a Qualified Bonus, for any other reason prior to payment of a bonus, the Committee may, in its sole discretion, permit all or any part of such bonus to be paid to the participant or the participant’s estate without regard to the attainment of the applicable performance goals.  If a participant’s employment is terminated for any reason other than death or disability prior to the payment of a Qualified Bonus, the Committee may, in its sole discretion, permit the payment of all or any part of such Qualified Bonus, if any, that would have been paid to the participant absent such termination based on the actual outcome of the applicable performance goals during the applicable performance period, as certified by the Committee following the expiration of such performance period.  Any Qualified Bonus that is paid following the death or disability of an NEO to whom Section 162(m) of the Code applies without regard to whether the applicable performance goals have been achieved will not satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

Change in Control

If a Change in Control of the Company is consummated prior to the payment of a bonus for the performance period in which such Change in Control occurs, the Committee may, in its sole discretion, permit all or any part of such bonus to be paid without regard to the attainment of the applicable performance goals.  Any bonus that is paid to an NEO to whom Section 162(m) applies following the consummation of a Change in Control without regard to whether the applicable performance goals have been achieved will not satisfy the requirements for qualified performance-based compensation under Section 162(m) and will not constitute a Qualified Bonus under the AIP.  If the Committee determines that any bonus should be paid with respect to the performance period in which a Change in Control occurs, then such bonus shall be paid as soon as administratively practicable following the consummation of the Change in Control, but in no event later than March 15 of the year following the year in which such Change in Control occurs.

Clawback of Bonuses

All bonuses paid or to be paid under the AIP are subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy of the Company that is applicable to the participant.

Effective Date

The AIP was adopted by the Board of Directors on February 26, 2015 and is currently effective; provided however, that as a condition to the payment of Qualified Bonuses under the AIP, the Company’s Shareholders must approve the AIP.

New Plan Benefits

Because any amounts payable to participants under the AIP are contingent upon the future achievement of performance goals, the achievement of which is substantially uncertain, the potential payments that any participant may receive under the AIP are not currently determinable.

The Board of Directors Recommends a Vote FOR the Approval
of the 2015 Annual Incentive Bonus Plan.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholder action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania 19154
March 16, 2015

Appendix A

Crown Holdings, Inc.

2015 Annual Incentive Bonus Plan

I.           Statement and Purpose of Plan

The Crown Holdings, Inc. Annual Incentive Bonus Plan provides additional compensation opportunities for selected employees based on the achievement of pre-determined performance goals.

II.           Definitions

A.           “Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.

B.           “Board” means the Board of Directors of the Company.

C.           “Change in Control” means any of the following events:

1.           a “person” (as such term in used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

2.           during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section II.C.1, Section II.C.3 or Section II.C.4 hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof;

3.           the Company merges or consolidates with any other corporation, other than in a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

4.           the complete liquidation of the Company or the sale or other disposition of all or substantially all of the Company’s assets.

5.           Notwithstanding anything herein to the contrary, if an Incentive Bonus is subject to Code Section 409A, no event that, but for this Section II.C, would be a Change in Control as defined herein shall be a Change in Control unless such event is also a “change in control event” as defined in Code Section 409A.

D.           “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.  A reference to any provision of the Code or the Treasury regulations promulgated thereunder shall include reference to any successor provision of the Code or the Treasury regulations.

E.           “Committee” means the committee designated by the Board to administer the Plan.  The Committee shall have at least two members, and each member of the Committee shall be an “outside director” within the meaning of Code Section 162(m).

F.           “Company” means Crown Holdings, Inc., a Pennsylvania corporation, or any successor corporation.

G.           “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

H.           “Determination Date” means the date upon which the Committee determines Performance Goals and Incentive Bonus opportunities for Participants.  With respect to any Incentive Bonus that is intended to be a Qualified Incentive Bonus, the Determination Date must be no later than the earlier of (1) 90 days after the commencement of the Performance Period and (2) the date upon which 25% of the Performance Period has elapsed.

I.           “Disability” means, as determined by the Committee in its sole discretion, that a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, its Subsidiaries or Affiliates.

J.           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.  A reference to any provision of the Exchange Act or rule promulgated under the Exchange Act shall include reference to any successor provision or rule.

K.           “Incentive Bonus” means a bonus that is payable hereunder to a Participant based on the achievement of specified pre-determined Performance Goals.  An Incentive Bonus may be a Qualified Incentive Bonus or a Non-Qualified Incentive Bonus.

L.           “Non-Qualified Incentive Bonus” means an Incentive Bonus that is not intended to be a Qualified Incentive Bonus.

M.           “Participant” means any employee of the Company, its Subsidiaries or Affiliates who has been designated by the Committee to participate in the Plan for an applicable Performance Period.

N.           “Performance Goal” means a measure of performance, the achievement of which is substantially uncertain at the time such goal is established, which is used to determine a Participant’s Incentive Bonus and is established by the Committee not later than the applicable Determination Date.  Performance Goals may be measured on an absolute or relative basis.  Relative performance may be measured against an external index, such as, by way of example and not limitation, a group of peer companies, industry groups or a financial market index.  Performance Goals with respect to Incentive Bonuses that are intended to be Qualified Incentive Bonuses must be based upon any one or more of the following measures as they relate to the Company, its Subsidiaries or Affiliates (or any division, business unit or department thereof): (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on shareholder equity, (viii) costs, (ix) cash flow, (x) modified operating cash flow, (xi) modified free cash flow, (xii) economic profit, (xiii) return on total assets, (xiv) return on capital or invested capital, (xv) return on net assets, (xvi) operating income, (xvii) net income or segment income, (xviii) earnings (or net income) before interest, taxes, depreciation and amortization, (xix) improvements in capital structure, (xx) gross, operating or other margins, (xxi) budget and expense management, (xxii) productivity ratios, (xxiii) working capital targets, (xxiv) average working capital, (xxv) enterprise value, (xxvi) safety record, (xxvii) completion of acquisitions or business expansion of the company, our subsidiaries or affiliates (or any division, business unit or department thereof) (xxviii) economic value added or other value added measurements, (xxix) expense targets, (xxx) operating efficiency, (xxxi) regulatory body approvals for commercialization of products, or  (xxxii) implementation or completion of critical projects or related milestones.  Performance Goals with respect to Incentive Bonuses that are not intended to be Qualified Incentive Bonuses may be based on one or more of the preceding measures or any other measure that the Committee may determine in its sole discretion.

O.           “Performance Period” means a period of one or more consecutive fiscal years, or portions thereof, of the Company as established by the Committee during which the performance of the Company, its Subsidiaries or Affiliates or any division, business unit or department thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal is achieved.  Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more other Performance Periods.

P.           “Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

Q.           “Plan” means the Crown Holdings, Inc. 2015 Annual Incentive Bonus Plan herein set forth, as amended from time to time.

R.           “Qualified Incentive Bonus” means an Incentive Bonus that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m).

S.           “Subsidiary” means any corporation (other than the Company), partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

III.           Eligibility

All employees of the Company, its Subsidiaries and Affiliates shall be eligible to be selected by the Committee to participate in the Plan.

IV.           Administration

A.           General.  The Committee shall have the authority, subject to the provisions herein, (A) to select employees to participate in the Plan; (B) to establish and administer the Performance Goals and the Incentive Bonus opportunities applicable to each Participant and certify whether the Performance Goals have been attained; (C) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (D) to establish, amend, and waive rules and regulations for the Plan’s administration; (E) to delegate its administrative authority, in whole or in part, to one or more officers of the Company, subject to the guidelines prescribed by the Committee, but only with respect to Participants who are not subject to either Section 16 of the Exchange Act or Code Section 162(m); and (F) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination with respect to the Plan by the Committee or any officer to whom the Committee delegated its authority shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them.  None of the Committee, any member of the Committee or any officer to whom the Committee delegated any authority hereunder shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee and such officers shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

B.           Adjustments.  In the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash dividend or distribution or sale, lease or transfer of substantially all of the assets of the Company, in each case, as determined by the Committee in its sole discretion) or in the event of any other unusual or nonrecurring events or circumstances (including, without limitation, acquisitions or divestitures; asset write-downs; significant litigation, judgments or settlements; foreign exchange gains or losses; or changes in applicable laws, regulations or accounting standards of principles, in each case as determined by the Committee in its sole discretion) the Committee may make or provide for such adjustments in any Performance Goals applicable to an Incentive Bonus as the Committee may determine to be appropriate in order to prevent dilution or enlargement of the benefits of Participants hereunder (provided that with respect to Qualified Incentive Bonuses, unless otherwise determined by the Committee, any such adjustment shall be made in accordance with Code Section 162(m)).

V.           Establishment of Performance Goals and Incentive Bonus Opportunities

           No later than the Determination Date for each Performance Period, the Committee shall establish in writing (i) the employees of the Company, its Subsidiaries and Affiliates who shall be Participants in the Plan with respect to such Performance Period, (ii) the Performance Goals applicable to each such Participant (including, as the Committee deems advisable, threshold, target and maximum levels of performance), (iii) each Participant’s target and, if applicable, threshold and maximum Incentive Bonus opportunities for such Performance Period, (iv) the method for computing the amount of Incentive Bonuses that may be payable under the Plan to each Participant for such Performance Period if the Performance Goals established by the Committee for such Performance Period are attained in whole or in part and (v) whether such Incentive Bonuses are intended to be Qualified Incentive Bonuses or Non-Qualified Incentive Bonuses.

VI.           Termination of Employment

Except as otherwise provided in Sections VI.A and VI.B below, payment of an Incentive Bonus shall be contingent upon (i) attainment of the applicable Performance Goals within the applicable Performance Period and (ii) the Participant’s continuing employment with the Company, a Subsidiary or Affiliate on the date such Incentive Bonus is paid.

A.           Termination due to Death or Disability.  If a Participant’s employment with the Company, a Subsidiary or Affiliate is terminated due to the Participant’s death or Disability prior to payment of an Incentive Bonus, the Committee may, in its sole discretion, permit all or any part of such Incentive Bonus to be paid without regard to the attainment of the applicable Performance Goals.  Any Incentive Bonus to be paid pursuant to this Section VI.A shall be paid to the Participant or the Participant’s estate, as applicable, at the time the Company pays Incentive Bonuses to its employees generally in accordance with Section IX.

B.           Other Terminations.  If a Participant’s employment with the Company, a Subsidiary or Affiliate terminates for any reason other than the Participant’s death or Disability prior to the payment of an Incentive Bonus, then (i) in the case of a Qualified Incentive Bonus, the Committee may, in its sole discretion, permit the payment of all or any part of such Qualified Incentive Bonus, if any, that would have been paid to the Participant absent such termination based on the actual outcome of the applicable Performance Goals during the applicable Performance Period, as certified pursuant to Section VII.F, and (ii) in the case of a Non-Qualified Incentive Bonus, the Committee may, in its sole discretion, permit all or any part of such Non-Qualified Incentive Bonus to be paid without regard to the attainment of the applicable Performance Goals.  Any Incentive Bonus to be paid pursuant to this Section VI.B shall be paid to the Participant at the time the Company pays Incentive Bonuses to its employees generally in accordance with Section IX.

VII.           Additional Rules Applicable to Qualified Incentive Bonuses

A.           Unless otherwise specifically determined by the Committee, any Incentive Bonus granted to a “covered employee” whose “applicable employee remuneration” (each within the meaning of Code Section 162(m)) is expected to exceed $1,000,000 for the year in which such Incentive Bonus may be paid is intended to be a Qualified Incentive Bonus.

B.           Qualified Incentive Bonuses must be based solely on the attainment of one or more objective Performance Goals and may not be based on subjective criteria.  In addition, no later than the Determination Date, the Committee shall designate in writing how the relevant Performance Goals with respect to the Performance Period will be calculated.

C.           Neither the grant nor the payment of any Non-Qualified Incentive Bonus shall be made contingent on the failure to earn any Qualified Incentive Bonus.

D.           The maximum aggregate Qualified Incentive Bonus that may be payable to any Participant under the Plan with respect to any fiscal year of the Company shall not exceed $5,000,000.

E.           The Committee shall have no discretion to increase the amount of Qualified Incentive Bonuses that would otherwise be due upon attainment of the relevant Performance Goals; provided, however, that the Committee may exercise negative discretion within the meaning of Treasury regulation 1.162-27(e)(2)(iii)(A) with respect to any Qualified Incentive Bonus hereunder to reduce any amount that would otherwise be payable hereunder.

F.           Payment of any Qualified Incentive Bonus pursuant to the Plan shall be contingent upon the Committee’s certifying in writing that the Performance Goals and any other material terms applicable to such Qualified Incentive Bonus were in fact satisfied, in accordance with Code Section 162(m).  Unless and until the Committee so certifies, such Qualified Incentive Bonus shall not be paid.

VIII.           Change in Control

In connection with the consummation of a Change in Control of the Company, the Committee may, in its sole discretion, permit all or any part of a Participant’s target Incentive Bonus for the Performance Period in which such Change in Control occurs to be paid without regard to the attainment of the applicable Performance Goals.  Any Incentive Bonus to be paid pursuant to this Section VIII shall be paid to the Participant on or as soon as administratively practicable following the consummation of such Change in Control, but in no event later than March 15 of the year following the year in which such Change in Control occurs.

IX.           Payment of Incentive Bonuses; Tax Withholdings

A.           Earned Incentive Bonuses shall be paid after the last day of the fiscal year that includes the last day of the Performance Period to which such Incentive Bonuses relate as soon as practicable following the later of (i) the receipt and certification of the Company’s audited financial statements for such fiscal year and (ii) the approval or certification of such Incentive Bonuses by the Committee, but in all cases no later than the last day of the fiscal year immediately following such fiscal year.

B.           The Company shall have the right to deduct from all Incentive Bonuses payable hereunder any federal, state, local or foreign taxes that the Company reasonably believes are required by law to be withheld with respect to such payments, and no Incentive Bonuses will be paid until the Participant has made arrangements with the Company to satisfy any such withholding taxes.

X.           Non-exclusivity of Plan

Subject to Section VII.C, nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board, the Company or any Subsidiary or Affiliate to establish any other annual or incentive compensation plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, its Subsidiaries or Affiliates, whether or not such person is a Participant in this Plan and regardless of how the amount of such bonus or compensation is determined.

XI.           Amendment, Termination and Term of Plan

           The Board, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no amendment with respect to, or affecting, Qualified Incentive Bonuses that would require the consent of the stockholders of the Company pursuant to Code Section 162(m) shall be effective without such consent.

XII.           Interpretation and Construction

A.           No provision of the Plan, nor the status of any employee as a Participant, shall constitute an employment agreement or in any way affect the duration of any Participant’s employment or the rights of the Company or the Participant to terminate such employment.  Both the Participant and the applicable employer shall have the same ability to terminate employment as if the Plan had not been adopted.

B.           Any provision of the Plan that could be construed to prevent Qualified Incentive Bonuses under the Plan from qualifying for deductibility under Code Section 162(m) shall, to such extent, be disregarded.

XIII.           Adjustment; Repayment of Incentive Bonuses

All Incentive Bonuses paid or to be paid under the Plan are subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy of the Company that is applicable to the Participant.

XIV.           Effective Date

The Plan shall be effective as of February 26, 2015, provided that, as a condition to the payment of Qualified Bonuses for 2015 and future years, the Company’s stockholders must approve the Plan.

XV.           Governing Law

           The terms of the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to the conflicts of laws principles thereof.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors Recommends a Vote FOR Items 1 through 4.
1.	Election of	01 Jenne K. Britell	05 Hans J. Löliger	09 Caesar F. Sweitzer	□	Vote FOR	□	Vote WITHHELD
	directors:	02 John W. Conway	06 James H. Miller	10 Jim L. Turner		all nominees		from all nominees
		03 Arnold W. Donald	07 Josef M. Müller	11 William S. Urkiel		(except as marked)
		04 William G. Little	08 Thomas A. Ralph

(Instructions: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of the appointment of independent auditors for the fiscal year ending December 31, 2015.	□	For	□	Against	□	Abstain

3.	Approval, by non-binding advisory vote, of the resolution on executive compensation as described in the Proxy Statement.	□	For	□	Against	□	Abstain

4.	Approval of the 2015 Annual Incentive Bonus Plan.	□	For	□	Against	□	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR
ITEMS 1 THROUGH 4.

Address Change? Mark box, sign and indicate changes below: □	Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CROWN HOLDINGS, INC.

The 2015 Annual Meeting of Shareholders will be held on
April 23, 2015 at 9:00 a.m. at the headquarters of the Company’s Mexican subsidiary:

Fábricas Monterrey S.A. de C.V.
Ave. Alfonso Reyes 2239 Nte.
Col. 15 de Mayo
Monterrey, N.L.
CP 64450
Mexico

Copies of the following materials are available at

http://www.crowncork.com/investors/proxy-online

• the Proxy Statement relating to the Annual Meeting of Shareholders
• this Proxy Card
• the Annual Report to Shareholders

Crown Holdings, Inc. One Crown Way Philadelphia, PA 19154-4599	PROXY

Proxy for Annual Meeting of Shareholders to be held on April 23, 2015

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John W. Conway, Timothy J. Donahue and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 3, 2015 at the Annual Meeting of Shareholders to be held at the headquarters of the Company’s Mexican subsidiary Fábricas Monterrey S.A. de C.V., located at Ave. Alfonso Reyes 2239 Nte., Col. 15 de Mayo, Monterrey, N.L., Mexico on April 23, 2015 at 9:00 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

See reverse for voting instructions.